UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
NACCO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

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TABLE OF CONTENTS	PAGE
NOTICE OF ANNUAL MEETING
PROXY STATEMENT	1
BUSINESS TO BE TRANSACTED	3
1. Election of Directors	3
Director Nominee Information	3
Directors' Meetings and Committees	6
Procedures for Submission and Consideration of Director Candidates	9
Board Leadership Structure and Risk Management	10
Compensation Committee Interlocks and Insider Participation	11
Certain Business Relationships	11
Report of the Audit Review Committee	11
Director Compensation	12
Executive Compensation	14
Compensation Discussion and Analysis	14
Compensation Committee Report	34
Summary Compensation Table	35
Grants of Plan-Based Awards	37
Equity Compensation	38
Potential Payments upon Termination/Change in Control	38
Non-Qualified Deferred Compensation Benefits	40
Defined Benefit Pension Plans	41
Section 16(a) Beneficial Ownership Reporting Compliance	42
Equity Compensation Plan Information	42
2. Approval, for purposes of Section of 162(m) of the Internal Revenue Code, of the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (Effective January 1, 2014)	43
3. Advisory Vote to Approve the Company's Executive Compensation	44
4. Ratification of Appointment of Independent Registered Public Accounting Firm for the Company for the Current Fiscal year	46
BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON	48
Class A Common Stock	48
Class B Common Stock	51
SUBMISSION OF STOCKHOLDERS PROPOSALS	53
COMMUNICATIONS WITH DIRECTORS	53
SOLICITATION OF PROXIES	53
OTHER MATTERS	54
APPENDIX A	A-1
FORM OF PROXY CARD

5875 LANDERBROOK DRIVE; SUITE 220
CLEVELAND, OHIO 44124-4069
NOTICE OF ANNUAL MEETING
The Annual Meeting of stockholders of NACCO Industries, Inc., which we refer to as the Company, will be held on Thursday, May 8, 2014 at 9:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect nine directors for the ensuing year;

2.	To act on the proposal to approve, for purposes of Section 162(m) of the Internal Revenue Code, the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan;

3.	To act on an advisory vote to approve the Company's executive compensation program for the Company's named executive officers as described in the accompanying Proxy Statement;

4.	To ratify the appointment of the independent registered public accounting firm of the Company for the current fiscal year; and

5.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 10, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2014 Proxy Statement and related form of proxy are being mailed to stockholders commencing on or about March 18, 2014.

John D. Neumann
Secretary
March 18, 2014
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders To Be Held on May 8, 2014
The 2014 Proxy Statement and 2013 Annual Report are available, free of charge, at
http://www.nacco.com by clicking on the “2014 Annual Meeting Materials” link and then clicking on either the “2014 Proxy Statement” link or the “2013 Annual Report” link, as appropriate.
If you wish to attend the meeting and vote in person, you may do so.

The Company's Annual Report for the year ended December 31, 2013 is being mailed to stockholders concurrently with the 2014 Proxy Statement. The 2013 Annual Report contains financial and other information about the Company, but is not incorporated into the 2014 Proxy Statement and is not deemed to be a part of the proxy soliciting material.
If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/NC) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

5875 LANDERBROOK DRIVE; SUITE 220
CLEVELAND, OHIO 44124-4069
PROXY STATEMENT — MARCH 18, 2014
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NACCO Industries, Inc., a Delaware corporation, which we also refer to as the Company, NACCO, we, our or us, of proxies to be used at the annual meeting of stockholders of the Company to be held on May 8, 2014, which we refer to as the Annual Meeting. This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 18, 2014.
If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

•	for the election of each director nominee;

•	for the approval of the incentive compensation plan recommended by our Board of Directors;

•	for an advisory vote to approve the Company's executive compensation program for its named executive officers, as described in this Proxy Statement;

•	for the ratification of the appointment of the independent registered public accounting firm; and

•	as recommended by our Board of Directors with regard to any other matters or, if no recommendation is given, in the proxy holders' own discretion.
The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.
Stockholders of record at the close of business on March 10, 2014 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 6,276,027 outstanding shares of Class A Common Stock, par value $1.00 per share, which we refer to as the Class A Common, entitled to vote at the Annual Meeting and 1,581,006 shares of Class B Common Stock, par value $1.00 per share, which we refer to as the Class B Common, entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the nine directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.
At the Annual Meeting, in accordance with Delaware law and our Bylaws, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting. The inspectors will also treat proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting, which we refer to as broker non-votes, as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.
Our Bylaws provide that our directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes. In accordance with Delaware law and our Bylaws, the nine director nominees receiving the greatest number of votes will be elected directors.
Proposal two is to approve, for purposes of Section 162(m) of the Internal Revenue Code, which we refer to as Code Section 162(m), the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan, which we refer to as the HBB Short-Term Plan. The affirmative vote of a majority of the votes cast is required to approve proposal two for purposes of Code Section 162(m). For purposes of Code Section 162(m), abstentions and broker non-votes will not be treated as votes cast, so abstentions and broker non-votes will not affect the outcome of proposal two.

Proposal three is an advisory vote on executive compensation. Although this proposal is non-binding, the advisory vote allows our stockholders to express their opinions regarding our executive compensation. Abstentions and broker non-votes are not counted for purposes of the advisory vote on executive compensation.
In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that is present in person or represented by proxy and that is actually voted is required to approve all other proposals that are brought before the Annual Meeting. As a result, abstentions and broker non-votes in respect of any proposal will not be counted for purposes of determining whether a proposal has received the requisite approval by our stockholders.
In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date or dates, without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

BUSINESS TO BE TRANSACTED

1.	Election of Directors
Director Nominee Information
It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term until the next annual meeting and until their successors are elected, unless contrary instructions are received. With the exception of Scott. S. Cowen, each of the nominees listed below presently serves as a director and was elected at our 2013 annual meeting of stockholders. Dr. Cowen was recommended to our Nominating and Corporate Governance Committee for election to the Board by a current director and was subsequently recommended by our Nominating and Corporate Governance Committee to the Board and nominated for election as a director by the Board. The term of John F. Turben, one of our current directors, will expire at the Annual Meeting after 17 years of dedicated service to the Company. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.
The disclosure below provides information as of the date of this Proxy Statement about each director nominee. The information presented is based upon information each director has given us about his age, positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years. We have also presented information regarding each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board of Directors. Each individual who is currently serving as a director has also demonstrated a strong commitment of service to the Company.

Name	Age	Principal Occupation and Business Experience and Other Directorships in Public Companies During Last Five Years	Director Since
Scott S. Cowen	67
President, Tulane University. Former professor and Dean of Weatherhead School of Management at Case Western Reserve University. Director of Forest City Enterprises, Inc. (a real estate development company) and Director of Newell Rubbermaid, Inc. From prior to 2009 to 2012, Director of Jo-Ann Stores, Inc. (privately-held) From prior to 2009 to 2013, Director of American Greetings Corporation (privately-held).
			New Director Nominee

Dr. Cowen's qualifications to serve on our Board of Directors include his experience as the chief administrator of Tulane University and as a former professor and Dean of Weatherhead School of Management, as well as his service on the boards of directors of other publicly-traded and private corporations. Dr. Cowen would provide our Board of Directors with financial, accounting, and strategic planning expertise gained through his career in academia and his service on the boards of directors and audit committees of corporations in the consumer products, retail and real estate industries.

John P. Jumper	69
Chairman of the Board and Chief Executive Officer of Leidos Holdings, Inc. (an applied technology company) since 2013. Retired Chief of Staff, United States Air Force. From 2012 to present, Director of Hyster-Yale Materials Handling, Inc., referred to as Hyster-Yale. From 2012 to 2013, Chief Executive Officer and Chairman of the Board of Science Applications International Corporation (a technology integrator providing full life cycle solutions). From prior to 2009 to September 2013, Director of Science Applications International Corporation. From prior to 2009 to present, President, John P. Jumper & Associates (aerospace consulting). From prior to 2009 until 2012, Director of Wesco Aircraft Holding, Inc. and Jacobs Engineering, Inc. From prior to 2009 to 2012, Director of Goodrich Corporation. From prior to 2009 to 2010, Director of Somanectics Corporation (privately-held oximetry technology provider) and from prior to 2009, Director of Tech Team Global.
			2012

Name	Age	Principal Occupation and Business Experience and Other Directorships in Public Companies During Last Five Years	Director Since

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board of Directors. In addition, General Jumper's service on the boards of other publicly-traded corporations and his experience as Chairman and Chief Executive Officer of two major publicly-traded companies allow him to provide valuable insight to the Board of Directors on matters of corporate governance and executive compensation policies and practices.

Dennis W. LaBarre	71	Of Counsel at the law firm of Jones Day since 2014. Director of Hyster-Yale. From prior to 2009 to 2013, Partner at Jones Day.	1982

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly-traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he has over 30 years of experience as a member of senior management of a major international law firm. These experiences enable him to provide our Board of Directors with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on our Board of Directors and through his involvement with its committees.

Richard de J. Osborne	79	Retired Chairman and Chief Executive Officer of ASARCO Incorporated (a leading producer of non-ferrous metals). From prior to 2009 to present, non-executive Chairman of the Board of Directors of Datawatch Corp.	1998

Mr. Osborne's experience as chairman, chief executive officer and chief financial officer of a leading producer of non-ferrous metals enables him to provide our Board of Directors with a wealth of experience in and understanding of the mining industry. From this experience, as well as his past and current service on the boards of other publicly-traded corporations, Mr. Osborne offers our Board of Directors a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

Alfred M. Rankin, Jr.	72
Chairman, President and Chief Executive Officer of the Company. Chairman of the Board of each of our principal wholly-owned subsidiaries: The North American Coal Corporation, which we refer to as NA Coal, Hamilton Beach Brands, Inc., which we refer to as HBB, and The Kitchen Collection, LLC, which we refer to as KC. Also, Chairman, President and Chief Executive Officer of Hyster-Yale and Chairman of its principal operating subsidiary, NACCO Materials Handling Group, Inc. Also, Director of Hyster-Yale and The Vanguard Group. From prior to 2009 to 2012, Chairman of the Board of Directors of the Federal Reserve Bank of Cleveland. From prior to 2009 to 2012, Director of Goodrich Corporation.
			1972

In over 40 years of service to the Company as a Director and over 25 years in senior management, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board of Directors unique insight resulting from his service on the boards of other publicly-traded corporations and former service on the Board of Directors of the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland's cultural institutions, he provides a valuable link between our Board of Directors, the Company and the community surrounding our corporate headquarters.

James A. Ratner	69	Executive Vice President of Forest City Enterprises, Inc. and Chairman and Chief Executive Officer of Forest City Commercial Group, the commercial real estate development and management division of Forest City.	2012

Name	Age	Principal Occupation and Business Experience and Other Directorships in Public Companies During Last Five Years	Director Since

Mr. Ratner's experience in senior management of a major publicly-traded company and his service on the boards of many of Cleveland's civic and cultural institutions provides our Board of Directors with valuable insight into corporate governance and strategy and provides a valuable link between our Board of Directors, the Company and the community surrounding our corporate headquarters.

Britton T. Taplin	57	Self-employed (personal investments). Mr. Taplin also serves as a Director of Hyster-Yale.	1992

		Mr. Taplin is the grandson of the founder of the Company and brings the perspective of a long-term stockholder to our Board of Directors.

David F. Taplin	64	Self-employed (tree farming).	1997

		Mr. Taplin is the grandson of the founder of the Company and brings the perspective of a long-term stockholder to our Board of Directors.

David B.H. Williams	44	Partner in the law firm of Williams, Bax & Saltzman, P.C.	2012

Mr. Williams is a lawyer with 20 years of experience providing legal counsel to businesses in connection with litigation and commercial matters. Mr. Williams' substantial experience as a litigator and commercial advisor enables him to provide valuable insight on business and legal issues pertinent to the Company.

Directors' Meetings and Committees
The Board of Directors has an Audit Review Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee and an Executive Committee. The current members of such committees are as follows:

Audit Review Committee	Compensation Committee
John P. Jumper	John P. Jumper
Richard de J. Osborne (Chairman)	Richard de J. Osborne (Chairman)
James A. Ratner	James A. Ratner
John F. Turben

Finance Committee	Executive Committee
Dennis W. LaBarre	Dennis W. LaBarre
Alfred M. Rankin, Jr.	Richard de J. Osborne
James A. Ratner	Alfred M. Rankin, Jr. (Chairman)
Britton T. Taplin	John F. Turben
John F. Turben (Chairman)
David B.H. Williams

Nominating and Corporate Governance Committee
John P. Jumper (Chairman)
Dennis W. LaBarre
Richard de J. Osborne
David F. Taplin
John F. Turben will cease being a member of the above-listed committees when his term expires at the Annual Meeting. In the event Dr. Cowen is elected to the Board of Directors, he will become a member of the Audit Review Committee and the Executive Committee and will become Chairman of the Finance Committee.
Audit Review Committee. The Audit Review Committee held nine meetings in 2013. The Audit Review Committee has the responsibilities set forth in its charter with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection and retention of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	assisting our Board of Directors and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.
Our Board of Directors has determined that Richard de J. Osborne, the Chairman of the Audit Review Committee, qualifies as an audit committee financial expert as defined in Section 407(d) of Regulation S-K under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. The Board of Directors has determined that Mr. Osborne and each of the members of the Audit Review Committee (and Dr. Cowen) are independent, as that term is defined in the listing standards of the New York Stock Exchange, which we refer to as the NYSE, and Rule 10A-3(b)(1) under the Exchange Act. Our Board of Directors believes that, in keeping with our high standards, all members of the Audit Review Committee should have a high level of financial knowledge, and has determined that each member of the Audit Review Committee (and Dr. Cowen) is financially literate as described in Section 303A.07(a) of the NYSE listing standards. No member of the Audit Review Committee (or Dr. Cowen) serves individually on more than three public company audit committees.
Compensation Committee. The Compensation Committee held five meetings in 2013. The Compensation Committee has the responsibilities set forth in its charter with respect to the administration of our policies, programs and procedures for compensating our employees, including our executive officers and directors. Among other things, the Compensation Committee's responsibilities include:

•	the review and approval of corporate goals and objectives relevant to compensation;

•	the evaluation of the performance of the Chief Executive Officer, whom we refer to as our CEO, other executive officers and senior managers in light of these goals and objectives;

•	the determination and approval of CEO, other executive officer and senior manager compensation levels;

•	the consideration of whether the risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us;

•
the making of recommendations to our Board of Directors, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including incentive compensation plans and equity-based plans;

•	the periodic review of the compensation of our Board of Directors;

•	the review and approval of the Compensation Discussion and Analysis and the preparation of the annual Compensation Committee Report to be included in our Proxy Statement; and

•	the discharge of other duties or responsibilities as delegated by the Board of Directors.
Consistent with applicable laws, rules and regulations, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee or, in appropriate cases, to our senior managers. The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed below under "Compensation Consultants.” Each member of the Compensation Committee is independent, as defined in the NYSE listing standards and Rule 10c-1(b)(1) under the Exchange Act.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which we refer to as the NCG Committee, held two meetings in 2013. The NCG Committee has the responsibilities set forth in its charter. Among other things, the NCG Committee's responsibilities include:

•	the review and making of recommendations to our Board of Directors of the criteria for membership on our Board of Directors;

•	the review and making of recommendations to our Board of Directors of the optimum number and qualifications of directors believed to be desirable;

•	the establishment and monitoring of a system to receive suggestions for nominees to directorships of the Company; and

•	the identification and making of recommendations to our Board of Directors of specific candidates for membership on our Board of Directors.
The NCG Committee will consider director candidates recommended by our stockholders. See “Procedures for Submission and Consideration of Director Candidates” on page 9. In addition to the foregoing responsibilities, the NCG Committee is responsible for reviewing our Corporate Governance Guidelines and recommending changes to the Corporate Governance Guidelines, as appropriate; overseeing evaluations of the Board of Directors' effectiveness; and annually reporting to the Board of Directors the NCG Committee's assessment of our Board of Directors' performance. Each member of the NCG Committee is independent, as defined in the NYSE listing standards. The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board of Directors.

Finance Committee. The Finance Committee held five meetings in 2013. The Finance Committee reviews our financing and financial risk management strategies and those of our principal subsidiaries and makes recommendations to our Board of Directors on matters concerning finance.
Executive Committee. The Executive Committee did not hold any meetings in 2013. The Executive Committee may exercise all of the powers of our Board of Directors over the management and control of our business during the intervals between meetings of our Board of Directors.
Our Board of Directors held eight meetings in 2013. During their tenure in 2013, all of the directors attended all of the meetings held by our Board of Directors and by the committees on which they served.
Our Board of Directors has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families and their voting history, we have the characteristics of, and may be, a “controlled company,” as defined in Section 303A of the NYSE listing standards. While our Board of Directors has determined that we could be characterized as a “controlled company,” it has elected not to make use at the present time of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, at least a majority of the members of our Board of Directors is independent, as defined in the NYSE listing standards. In making a determination as to the independence of our directors, our Board of Directors considered Section 303A of the NYSE listing standards and broadly considered the materiality of each director's relationship with us. Based upon the foregoing criteria, our Board of Directors has determined that the following directors are independent as defined in the NYSE listing standards: John P. Jumper, Dennis W. LaBarre, Richard de J. Osborne, James A. Ratner, Britton T. Taplin, David F. Taplin and John F. Turben. Our Board of Directors has determined that director nominee Scott S. Cowen is also independent as defined in the NYSE listing standards.
In accordance NYSE rules, our non-management directors are scheduled to meet in executive session, without management, once a year. The Chairman of the Compensation Committee presides at such meeting. Additional meetings of the non-management directors may be scheduled when the non-management directors believe such meetings are desirable. The determination of which director should preside at such additional meetings will be made based on the principal subject matter to be discussed at each such meeting. A meeting of the non-management directors was held on February 11, 2014.
We hold a regularly scheduled meeting of our Board of Directors in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors attended our 2013 annual meeting of stockholders.

We have adopted a code of ethics, entitled “Code of Corporate Conduct,” applicable to all of our personnel, including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Waivers of our code of ethics for our directors or executive officers, if any, may be disclosed on our website, by press release or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, which we refer to as the SEC. We have also adopted Corporate Governance Guidelines, which provide a framework for the conduct of our Board of Directors' business. The Code of Corporate Conduct, the Corporate Governance Guidelines and the Independence Standards for Directors, as well as the charters of the Audit Review Committee, the Compensation Committee and the NCG Committee, are available free of charge on our website at http://www.nacco.com, under the heading “Corporate Governance.” The information contained on or accessible through our website other than this Proxy Statement is not incorporated by reference into this Proxy Statement and you should not consider that information to be part of this Proxy Statement.
The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether we or a related person has a direct or indirect material interest in the transaction. In the course of the review of a potentially material related-person transaction, the Audit Review Committee considers:

•	the nature of the related person's interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.
Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.
Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.
Procedures for Submission and Consideration of Director Candidates
Stockholder recommendations for nominees for election to our Board of Directors must be submitted to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year's annual meeting of stockholders. The NCG Committee will consider such recommendations if they are in writing and set forth the following information:

1.
the name and address of the stockholder recommending the candidate for consideration as such information appears on our records, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person's beneficial ownership of such shares or such person's authority to act on behalf of such entity;

2.
complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors;

4.	the disclosure of any relationship the candidate has with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.
a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

6.
a written acknowledgment by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual's background, education, experience and other qualifications and will consent to be named in our Proxy Statement and to serve as one of our directors, if elected.

We do not require our directors to possess any specific qualifications or specific qualities or skills. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate, and other factors identified by our Board of Directors. The NCG Committee will consider the entirety of each proposed director nominee's credentials. The NCG Committee will consider factors such as judgment, skill, ethics, integrity, values, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character and the interplay of the candidate's experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new director candidates. The NCG Committee's goal in selecting directors for nomination to our Board of Directors is generally to seek a well-balanced membership that combines a diversity of experience and skill in order to enable us to pursue our strategic objectives.

The NCG Committee will consider all information provided to it that is relevant to a candidate's nomination as one of our directors. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate. Based upon all such information, the NCG Committee will meet to determine whether to recommend the candidate to our Board of Directors. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.
The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee may consider various potential candidates. Candidates may be recommended by current members of our Board of Directors, third-party search firms or stockholders. The NCG Committee did not retain a search firm during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not stockholders or otherwise affiliated with us. To preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.
Board Leadership Structure and Risk Management
Through our holding company structure, we operate a diverse group of businesses spanning three principal industries: mining, small appliances and specialty retail. Due to the diversity of our businesses, including their products, customers, operations, geographical scope, risks and structure, the Board of Directors believes that Alfred M. Rankin, Jr., our CEO, is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing each of our principal businesses. Because of this knowledge and insight, the Board of Directors believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company's strategies and achievement of its objectives. As Chairman, our CEO is able to:

•	focus our Board of Directors on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board of Directors to maximize their contributions to our Board of Directors;

•	ensure that each other member of our Board of Directors has sufficient knowledge and understanding of our businesses to enable him to make informed judgments;

•	provide a seamless flow of information from our subsidiaries to our Board of Directors;

•	facilitate the flow of information between our Board of Directors and our management; and

•	provide the perspective of a long-term stockholder.
This board leadership structure also enhances the effectiveness of the boards of directors of our subsidiaries, which have parallel structures and provide oversight at the strategic and operational business unit level. Each director who serves on our Board of Directors is also a member of each subsidiary's board of directors, which integrates our Board of Directors with the boards of our subsidiaries. Our CEO serves as the Chairman of each subsidiary's board of directors, which provides a common and consistent presence that enables these subsidiary boards of directors to function effectively and efficiently. The CEO's role as Chairman of the subsidiary boards also allows him to exercise effective oversight, including risk oversight, on an independent and informed basis. The Board of Directors believes that the combined role of Chairman and CEO promotes strategic development and execution at each of the subsidiaries, which is essential to effective governance. We do not assign a lead independent director but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of non-management directors.
The Board of Directors oversees our risk management. The full Board of Directors regularly reviews information provided by management in order for our Board of Directors to oversee the risk identification, risk management and risk mitigation strategies. Our board committees assist the full Board of Directors' oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our compensation plans and arrangements, our Audit Review Committee oversees financial reporting and control risks, our Finance Committee oversees financing and other financial risk management strategies and our NCG Committee oversees risks associated with the independence of the Board of Directors and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board of Directors during the Board of Directors meetings. The full Board of Directors incorporates the insight provided by these reports into its overall risk management analysis.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves or has served on the compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.
Certain Business Relationships
David B.H. Williams, one of our directors, is the son-in-law of Alfred M. Rankin, Jr. As indicated on the Director Compensation Table on page 12, in 2013, Mr. Williams received $153,341 in total compensation from us as a director.
J.C. Butler, Jr., one of our executive officers, is the son-in-law of Alfred M. Rankin, Jr. As indicated on the Summary Compensation Table on page 35, in 2013, Mr. Butler received $703,384 in total compensation from us.
Report of the Audit Review Committee
The Audit Review Committee has reviewed and discussed with our management and Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2013. The Audit Review Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the Rules on Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board and approved by the SEC.
The Audit Review Committee has received and reviewed the written disclosures and the independence letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Review Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC.
RICHARD DE J. OSBORNE, CHAIRMAN
JOHN P. JUMPER
JAMES A. RATNER
JOHN F. TURBEN

Director Compensation
The following table sets forth all compensation of each current director for services as our directors and as directors of our principal subsidiaries for 2013, other than Alfred M. Rankin, Jr. In addition to being a director, Mr. Rankin serves as Chairman, President and CEO of the Company and Chairman of each of NA Coal, HBB and KC. He does not receive any compensation for his services as a director and his compensation for services as one of our executive officers is shown in the Summary Compensation Table on page 35.
DIRECTOR COMPENSATION
For Fiscal Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John P. Jumper	$105,121	$67,588	$6,632	$179,341
Dennis W. LaBarre	$41,273	$122,388	$6,580	$170,241
Richard de J. Osborne	$100,226	$82,202	$6,475	$188,903
James A. Ratner	$103,121	$67,588	$6,632	$177,341
Britton T. Taplin	$79,121	$67,588	$5,730	$152,439
David F. Taplin	$76,121	$67,588	$6,557	$150,266
John F. Turben (4)	$99,231	$72,384	$6,509	$178,124
David B.H. Williams	$79,121	$67,588	$6,632	$153,341

(1)
Amounts in this column reflect the annual retainers and other fees earned by the directors in 2013. They also include payment for certain fractional shares of Class A Common that were earned and paid in cash under the Non-Employee Directors' Plan described below.

(2)
Under the Non-Employee Directors' Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common, which we refer to as the Mandatory Shares. They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common, which we refer to as the Voluntary Shares. Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors' Plan, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to as FASB ASC Topic 718. See Note (2) of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for more information regarding the accounting treatment of our equity awards.

(3)
The amount listed includes: (i) $1,505 in Company-paid life insurance premiums; (ii) other Company-paid premiums for accidental death and dismemberment insurance for the director and his spouse; and (iii) personal excess liability insurance premiums for the directors and immediate family members (other than Mr. Britton Taplin). The amount listed also includes charitable contributions made in our name on behalf of the director and his spouse under our matching charitable gift program in the amount of $4,000.

(4)	Mr. Turben's term as a director will expire on May 8, 2014, the date of our Annual Meeting.
Description of Material Factors Relating to the Director Compensation Table
Each non-employee director is entitled to receive the following compensation for service on our Board of Directors and on our subsidiaries' boards of directors:

•	a retainer of $125,000 ($69,000 of which is required to be paid in the form of shares of Class A Common, as described below);

•	attendance fees of $1,000 for each meeting attended (including telephonic meetings) of our Board of Directors or a subsidiary board of directors, but not exceeding $2,000 per day;

•
attendance fees of $1,000 for each meeting attended (including telephonic meetings) of a committee of our Board of Directors on which the director served or a committee of a subsidiary's board of directors on which the Director served;

•	a retainer of $5,000 for each committee of our Board of Directors on which the director served (other than the Executive Committee);

•	an additional retainer of $5,000 for each committee of our Board of Directors on which the director served as chairman (other than the Audit Review Committee); and

•	an additional retainer of $10,000 for the chairman of the Audit Review Committee of our Board of Directors.
The retainers are paid quarterly in arrears and the meeting fees are paid following each meeting. Each director is also reimbursed for expenses incurred as a result of attendance at meetings. We also occasionally make our private aircraft or a chartered aircraft available to directors for attendance at meetings of our Board of Directors and our subsidiaries' boards of directors.
Under the Non-Employee Directors' Plan, each director who was not an officer of the Company or one of our subsidiaries received $69,000 of his $125,000 retainer in whole shares of Class A Common. Any fractional shares were paid in cash. The actual number of shares of Class A Common issued to a director is determined by the following formula:
the dollar value of the portion of the $69,000 retainer that was earned by the director each quarter divided by
the average closing price of shares of Class A Common on the NYSE for each week during such quarter.
These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the shares cannot be assigned, pledged or otherwise transferred by the director other than:

•	by will or the laws of descent and distribution;

•	pursuant to a qualifying domestic relations order; or

•	to a trust for the benefit of the director or his spouse, children or grandchildren.
These restrictions lapse on the earliest to occur of:

•	ten years after the last day of the calendar quarter for which such shares were earned;

•	death or permanent disability;

•	five years from the date of the director's retirement;

•	the date that a director is both retired from our Board of Directors and has reached age 70; or

•	at such other time as determined by the Board of Directors in its sole discretion.
In addition, each director may elect under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his retainers and meeting attendance fees. The number of shares issued is determined under the same formula stated above. However, these Voluntary Shares are not subject to the foregoing transfer restrictions.
Each director also receives (i) $50,000 in Company-paid life insurance; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) $10 million in personal excess liability insurance for the director and immediate family members who reside with the director (other than Mr. Britton Taplin) and (iv) up to $4,000 per year in matching charitable contributions.
Director Compensation Program for 2014
The Compensation Committee periodically evaluates and recommends changes to our compensation program for directors. However, no changes have been made to the program for 2014.

Executive Compensation
Compensation Discussion and Analysis
The material elements of our 2013 compensation objectives and policies as they relate to the Named Executive Officers listed in the Summary Compensation Table on page 35, referred to as NEOs, are described below. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes and text in the Proxy Statement.
Executive Compensation Governance
The Compensation Committee of our Board of Directors and the Compensation Committees of our subsidiary boards of directors, which we refer to collectively as the Compensation Committee unless the context requires otherwise, establish and oversee the administration of our policies, programs and procedures for compensating our employees, including our NEOs. Each Compensation Committee consists solely of independent directors. The Compensation Committee's responsibilities are listed on page 7.
Named Executive Officers for 2013
The NEOs for 2013 are listed below. They include executives who were employed by the Company and two of our subsidiaries, NA Coal and HBB. None of the NEOs was employed by KC, our other principal subsidiary.

Name	Title(s)	2013 Employer
Alfred M. Rankin, Jr. (1)	Chairman, President and CEO — NACCO Chairman — NA Coal, HBB and KC	NACCO
J.C. Butler, Jr. (1)	Sr. Vice President-Finance, Treasurer and Chief Administrative Officer — NACCO Sr. Vice President-Project Development & Administration — NA Coal Assistant Secretary — HBB and KC	NACCO
Gregory H. Trepp (1)	President and CEO — HBB CEO — KC	HBB
Robert L. Benson	President and CEO — NA Coal	NA Coal
Gregory E. Salyers	Senior Vice President, Global Operations — HBB	HBB

(1)	Although Messrs. Rankin, Butler and Trepp are officers of various entities, they were compensated solely by their designated employer.

Compensation Consultants
The Compensation Committee receives assistance and advice from the Hay Group, an internationally-recognized compensation consulting firm. The Hay Group is engaged by and reports to the Compensation Committee. The Hay Group also provides advice and discusses compensation issues directly with management.
The Hay Group makes recommendations regarding substantially all aspects of compensation for our directors and senior management employees, including the NEOs. For 2013, the Hay Group was engaged to make recommendations regarding:

•	Hay point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions;

•	2013 salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for all senior management positions; and

•	2013 salary midpoints and/or range movement for all other employee positions.
All Hay point recommendations for new senior management positions and/or changes to current positions are determined by the Hay Group through the consistent application of the Hay point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.
A representative of the Hay Group participated in one of the Compensation Committee meetings in 2013 and, during that meeting, consulted with the Compensation Committee in executive session without management present.

The Hay Group did not provide any other services to us or the Compensation Committee in 2013. The Compensation Committee has considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act, that could give rise to a potential conflict of interest with respect to the Hay Group. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by the Hay Group.
Hay Group's All Industrials Survey - Salary Midpoint
As a starting point for setting target total compensation, the Compensation Committee directed the Hay Group to use their proprietary survey of a broad group of domestic industrial organizations ranging in size from under $150 million to over $5 billion in annual revenues, which we refer to as the All Industrials survey. For 2013, participants in the All Industrials survey included 284 parent organizations and 381 independent operating units who satisfied the Hay Group's quality assurance controls and represented almost all segments of industry, including light and heavy manufacturing, consumer products and mining.
The Compensation Committee chose this particular survey as its benchmark for the following reasons:

•
It provides relevant information regarding the compensation paid to employees, including senior management employees, with similar skill sets used in our industries and represents the talent pool from which we recruit.

•	The use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year.

•	Due to our holding group structure, this survey provides internal consistency in compensation among all of our subsidiaries, regardless of industry.

•	It provides a competitive framework for recruiting employees from outside our industries.
Using its proprietary Hay point methodology, the Hay Group compares positions of similar scope and complexity with the data contained in the All Industrials survey. The Hay Group then derives a median salary level for each Hay point level which is targeted at the 50th percentile of the All Industrials survey. We refer to the 50th percentile median target as the salary midpoint. For 2013, the Compensation Committee used:

•	100% of the salary midpoints recommended by the Hay Group for (i) all positions at HBB and (ii) for NACCO employees in Hay salary grades 25 and above, including Messrs. Rankin and Butler; and

•	95% of the salary midpoints for senior management positions at NA Coal, including Mr. Benson.
We set target compensation levels at (or slightly below) the salary midpoint recommended by the Hay Group because the Compensation Committee believes that the use of salary midpoints ensures that our compensation program provides sufficient compensation to attract and retain talented executives and maintain internal pay equity, without overcompensating our employees.
Because salary midpoints are based on each Hay point level, all of the employees at a particular Hay point level at a particular company generally have the same salary midpoint. The salary midpoint provided by the Hay Group is then used to calculate the total target compensation of all senior management employees, including the NEOs.
Compensation Policies, Objectives and Methodology - Total Target Compensation
The guiding principle of our compensation program is the maintenance of a strong link between an employee's compensation, individual performance and the performance of the Company or the subsidiary for which the employee has responsibility. The primary objectives of our compensation program are to:

•	attract, retain and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	ensure that management's interests are closely aligned with those of our stockholders; and

•	maintain consistency in compensation among all of the Company's subsidiaries.

The Compensation Committee establishes comprehensively defined “target total compensation” for each senior management employee following rigorous evaluation standards to ensure internal equity. In this process, the Compensation Committee reviews “tally sheets” for the NEOs and other senior management employees that list each employee's title, Hay points and the following information for the current year, as well as that being proposed for the subsequent year:

•	Salary midpoint, as determined by the Hay Group from the All Industrials survey.

•	Cash in lieu of perquisites (if applicable).

•
Short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from the Hay Group, for each salary grade).

•	Long-term incentive target dollar amount (determined in the same manner as the short-term incentive target).

•	Target total compensation which is the sum of the foregoing amounts.

•	Base salary.

In November 2012, the Compensation Committee reviewed the tally sheets for each of our NEOs to decide whether it should make changes to the 2013 compensation program. The Compensation Committee determined that the overall program continued to be consistent with our compensation objectives and did not make any material changes for 2013.
The design of our compensation program provides employees with the opportunity to earn superior compensation for outstanding results. Base salaries are set at levels appropriate to allow our incentive plans to serve as significant motivating factors. Because our program provides significantly reduced compensation for results that do not meet or exceed the established performance targets for the year, it encourages NEOs to earn incentive pay greater than 100% of target over time by delivering outstanding managerial performance.
The Compensation Committee views the various components of compensation as related but distinct. While the Compensation Committee uses the information provided from the All Industrials survey to determine the salary midpoint, it sets the level of actual base salary generally between 80% and 120% of salary midpoint. The Compensation Committee also obtains the total target incentive compensation amounts from the All Industrials survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate our employees.
The following table sets forth target total compensation for the NEOs, as recommended by the Hay Group and approved by the Compensation Committee for 2013:

Named Executive Officer	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)		(A)+(B)+(C)+(D) Target Total Compensation ($)
Alfred M. Rankin, Jr. (2)(3)	$413,560	17.5%	$20,000	1%	$413,560	17.5%	$1,521,901	64%	$2,369,021
J.C. Butler, Jr. (3)	$359,000	43%	$20,000	2.5%	$161,550	19.5%	$288,995	35%	$829,545
Gregory H. Trepp	$600,300	34%	$34,992	2%	$360,180	20%	$780,390	44%	$1,775,862
Robert L. Benson	$570,300	34%	$35,000	2%	$342,180	20%	$741,390	44%	$1,688,870
Gregory E.Salyers	$325,100	51%	$19,992	3%	$130,040	20.5%	$162,550	25.5%	$637,682

(1)
In addition to providing perquisites to a limited number of employees in unique circumstances, senior management employees are paid a fixed dollar amount of cash in lieu of perquisites. The applicable dollar amounts have been in effect since 2011 and were based on an analysis of the Hay Group's proprietary Benefits Report, which contains employee benefits data from a survey conducted by the Hay Group. For the 2010 Benefits Report, 852 organizations or operating units from substantially all areas of industry submitted information. The Compensation Committee used this information to set a defined perquisite allowance for each senior management employee, based on Hay point levels. These amounts are paid in cash ratably throughout the year. This approach satisfies our objective of providing competitive total compensation to our NEOs while recognizing that perquisites are largely just another form of compensation.

(2)
In addition to serving as the Chairman, President, and CEO of the Company, Mr. Rankin also served in 2013 as the Chairman, President, and CEO of Hyster-Yale Materials Handling, Inc., which we refer to as Hyster-Yale. Hyster-Yale is a former subsidiary of the Company that was spun-off to our stockholders in 2012, which we refer to as the Spin-Off. Accordingly, consistent with the approach taken by the Compensation Committee in setting Mr. Rankin's compensation for the remainder of the 2012 calendar year following the Spin-Off, the Compensation Committee adopted a compensation model for Mr. Rankin for 2013 based on the Hay-recommended aggregate compensation amounts for a hypothetical CEO of a "composite NACCO/Hyster-Yale" company. Based on Mr. Rankin's anticipated 2013 services being allocated 60% to Hyster-Yale and 40% to NACCO, our Compensation Committee then reduced the salary midpoint, perquisite allowance, short-term and long-term incentive targets to 40% of the levels recommended by the Hay Group to set Mr. Rankin's compensation for 2013.

(3)
The amounts shown include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the NACCO Long-Term Equity Plan awards. See “NACCO Long-Term Equity Plan for Messrs. Rankin and Butler” beginning on page 27.

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of (i) the qualified defined contribution plans and (ii) the nonqualified defined contribution plans described below, which we refer to as the Excess Plans. Certain NEOs and other employees are also entitled to various frozen retirement benefits. In addition, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the NEOs.
Base Salary
The Compensation Committee fixes an annual base salary intended to be competitive in the marketplace to recruit and retain talented senior management employees. Base salary is intended to provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their abilities and in accordance with our best interests. For 2013, the Compensation Committee determined the base salary for the NEOs by taking into account their individual performance for 2012 and the relationship of their 2012 base salary to the new 2013 salary midpoint for their Hay point level. The Compensation Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by the Hay Group;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal or corporate events that occurred during the prior year, such as the Spin-Off.
The potential for larger salary increases exists for employees with lower base salaries relative to their salary midpoint and/or superior performance. The potential for smaller increases or even no increase exists for those employees with higher base salaries relative to their salary midpoint and/or who have performed less effectively during the performance period.
The following table sets forth the salary midpoint, salary range and base salary determined for each NEO for 2013, as well as the percentage of increase from the 2012 base salary:

Named Executive Officer	Salary Midpoint Determined by the Hay Group ($)	Salary Range (As % of Salary Midpoint) Determined by the Compensation Committee (%)	Base Salary For 2013 and as a Percentage of Salary Midpoint ($)(%)		Change Compared to 2012 Base Salary (%)
Alfred M. Rankin, Jr. (1)	$413,560	80% - 130%	$497,600	120%	3.5%
J.C. Butler, Jr.	$359,000	80% - 120%	$339,200	94%	6.0%
Gregory H. Trepp	$600,300	80% - 120%	$511,980	85%	5.0%
Robert L. Benson	$570,300	80% - 120%	$534,817	94%	6.7%
Gregory E. Salyers	$325,100	80% - 120%	$315,000	97%	3.7%

(1)
Mr. Rankin's salary midpoint is equal to 40% of the Hay-recommended amount for a hypothetical CEO of a "composite NACCO/Hyster-Yale" company in 2013. To determine his base salary for 2013, the Compensation Committee increased his 2012 pre-Spin-Off base salary of $1,202,000 by 3.5% to $1,244,070 and reduced that amount to 40%.

Incentive Compensation
Applicable Incentive Compensation Plans. One of the principles of our compensation program is that senior management employees, including the NEOs, are compensated based on the performance of the subsidiary for which the employee has responsibility or, in the case of NACCO employees, the Company's performance as a whole. Due to our holding company structure, this means that the incentive compensation of the senior management employees who are employed by NACCO is based on the aggregate performance of our three subsidiaries - NA Coal, HBB and KC. However, the incentive compensation of the senior executives who are employed by a subsidiary of the Company is based solely on the performance of that particular subsidiary.
The table below identifies the incentive compensation plans in which the NEOs participated during 2013:

Name	Incentive Compensation Plans
Alfred M. Rankin, Jr.	NACCO Short-Term Plan NACCO Long-Term Equity Plan
J.C. Butler, Jr.	NACCO Short-Term Plan NACCO Long-Term Equity Plan
Gregory H. Trepp	HBB Short-Term Plan HBB Long-Term Plan
Robert L. Benson	NA Coal Short-Term Plan NA Coal Long-Term Plan
Gregory E. Salyers	HBB Short-Term Plan HBB Long-Term Plan
Overview. Our incentive compensation plans are designed to align the compensation interests of the senior management employees with our short-term and long-term interests. A significant portion of the NEOs' compensation is linked directly to the attainment of specific corporate financial and operating targets. The Compensation Committee believes that a material percentage of the NEOs' compensation should be contingent on the performance of the Company and/or the business unit for which they are responsible. As illustrated on the target total compensation table on page 16, over 81% of Mr. Rankin's 2013 target compensation was variable or "at risk" and tied to Company performance and, as a group, 67% of the NEOs' target compensation was tied to Company performance. Due to the actual performance of NA Coal in 2013, which resulted in below-target payouts under the NA Coal incentive plans, the incentive payments for Messrs. Butler and Benson were less than the amount of their fixed payments for the year. The incentive payments for the other NEOs exceeded the amount of their fixed payments for the year.
The performance criteria and target performance levels for the incentive plans are established within the Compensation Committee's discretion, and are based upon management's recommendations as to the performance objectives of the particular business for the year. Two types of performance targets are used in the incentive compensation plans:

•
Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in each subsidiary's 2013 annual operating plan. With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria.

•
Targets Based on Long-Term Goals. Other performance targets are not based on the 2013 annual operating plans. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the annual operating plans, it is possible in any given year that the level of expected performance may be above or below the specified performance target for that year. Certain return on total capital employed, which we refer to as ROTCE, targets are examples of targets that are based on long-term goals (see below).

Each NEO is eligible to receive a short-term cash incentive payment and a long-term incentive award based on a target incentive amount that is equal to a percentage of salary midpoint. However, the final payout may be higher or lower than the targeted amount.
Design of Incentive Program: Use of ROTCE and Underlying Performance Metrics. Code Section 162(m) provides that for federal income tax purposes we may not deduct compensation of more than $1 million that is paid to the NEOs (other than Mr. Butler) unless that compensation consists of “qualified performance-based compensation.” The performance-based exception to Code Section 162(m) requires that deductible compensation be paid under a plan that has been approved by our stockholders. We previously obtained stockholder approval of the following incentive plans that provide benefits to the NEOs, which we collectively refer to as the 162(m) Plans:

•	The NACCO Industries, Inc. Annual Incentive Compensation Plan, referred to as the NACCO Short-Term Plan;

•	The NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan, referred to as the NACCO Long-Term Equity Plan;

•	The North American Coal Corporation Annual Incentive Compensation Plan, referred to as the NA Coal Short-Term Plan; and

•	The Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan, referred to as the HBB Long-Term Plan.
The HBB Short-Term Plan is being submitted to stockholders for approval in this Proxy Statement.
For each 162(m) Plan, we establish a payment pool based on actual results against the pre-established ROTCE performance targets that were designed to meet the requirements of qualified performance-based compensation under Code Section 162(m). The minimum ROTCE target must be met in order for any payment to be permitted, and any payment pool to be created, under a particular 162(m) Plan. The maximum ROTCE target is used to establish a maximum limit, and a maximum payment pool, for awards that can be paid to each covered employee under Code Section 162(m) under a particular 162(m) Plan for the 2013 performance period. In each case, ROTCE is calculated in the same manner as described below under “ROTCE Methodology and Explanation.”
The Compensation Committee then considered actual results against underlying financial and operating performance measures for each subsidiary and exercised “negative discretion,” as permitted under Code Section 162(m), to determine the final incentive compensation payment for each participant. These underlying financial and operating performance measures are listed in the incentive compensation tables beginning on page 23 and reflect the achievement of specified business goals for 2013 (for those targets that are based on the annual operating plans) or for future years (for those targets that are based on long-term goals).
See “Deductibility of Executive Compensation” on page 32 for additional information about our philosophy on structuring our incentive compensation plans for tax purposes.
ROTCE Methodology and Explanation. For 2013, a portion of our incentive compensation depended on the extent to which ROTCE performance met our long-term financial objectives. The Compensation Committee believes that use of long-term ROTCE performance measures align the executives' interests with those of our stockholders.
Certain 2013 ROTCE targets used for incentive compensation purposes reflect our long-term corporate objectives. They are not based on ROTCE operating targets established by management and contained in our five-year long-range business plan or the long-term subsidiary financial objectives (although there is a connection between them). The ROTCE performance targets that were established to determine the final payments under the 2013 incentive plans represent the financial performance that the Compensation Committee believes we should deliver over the long-term, not the performance expected in the current year or the near-term.
The Compensation Committee considers the following factors together with its general knowledge of each of our industries and businesses, including the historical results of operations and financial positions of the subsidiaries and the Company overall, to determine the ROTCE performance targets for the Company and the subsidiaries:

•	forecasts of future operating results and the business models for the next several years (including the annual operating plans for the current fiscal year and our five-year long-range business plans);

•	anticipated changes in the industries and businesses that affect ROTCE (e.g., the amount of capital required to generate a projected level of sales); and

•	the potential impact a change in the ROTCE performance target would have on the ability to incentivize our employees.
The Compensation Committee reviews these factors annually and, unless the Compensation Committee concludes that changes in these factors warrant an increase or decrease in the ROTCE performance targets, the ROTCE performance targets generally remain the same from year to year. The ROTCE performance targets have been adjusted in the past. When made, these periodic adjustments have reflected items such as:

•	the anticipated impact of economic conditions on a subsidiary's business;

•	major accounting changes; and

•	the anticipated impact over time of changes in a subsidiary's business model on the subsidiary's business.
The 2013 ROTCE targets that were used in the 162(m) Plans to establish the minimum and maximum incentive payment pools for purposes of Code Section 162(m) were unchanged from the targets that were in effect in 2012 except that the 162(m) ROTCE target under the NA Coal Short-Term Plan was reduced to reflect NA Coal's acquisition of the Reed Minerals operation that occurred in 2012. The underlying negative discretion ROTCE targets that were used to determine final payouts for participants under the incentive plans were unchanged from the targets that were used in 2012, except that (i) the HBB ROTCE targets were reduced to reflect long-term economic forecasts and (ii) the NA Coal Short-Term Plan ROTCE target for 2013 was lower than that in effect for 2012 because the 2013 target is based on ROTCE performance of only two operations, the Mississippi Lignite Mining Company and the Reed Minerals operations.
After our year-end financial results are computed, actual ROTCE performances are compared against the ROTCE performance targets and, using the pre-established formulas, used to determine both (i) the maximum payment pool under the 162(m) Plans for the year and (ii) the final incentive compensation payouts under all incentive plans for the year. As a result, ROTCE serves as both a metric for tax deductibility to establish maximum potential incentive amounts and as a metric for underlying performance to determine final incentive compensation payout amounts.
ROTCE is calculated for both of these purposes as follows:
Earnings Before Interest After-Tax after adjustments
divided by
Total Capital Employed after adjustments
Earnings Before Interest After-Tax is equal to the sum of interest expense, net of interest income, less 38% for taxes, plus income from continuing operations. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders' equity less (ii) average consolidated cash. For purposes of the NACCO Short-Term Plan and the NACCO Long-Term Plan, average debt, stockholders' equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen. ROTCE is calculated from the Company or subsidiary financial statements using average debt, average stockholders' equity and average cash based on the sum of the balance at the beginning of the year and the balance at the end of each quarter divided by five, which is then adjusted for any non-recurring or special items.
The same ROTCE target was used under the NACCO Short-Term Plan and NACCO Long-Term Equity Plan for 2013. For this purpose, ROTCE was calculated as follows:

2013 NACCO income from continuing operations	$44.45
Plus: 2013 Interest expense, net	4.55
Less: Income taxes on 2013 interest expense, net at 38%	(1.73)
Earnings Before Interest After-Tax	$47.27

2013 Average stockholders' equity (12/31/2012 and each of 2013's quarter ends)	$280.67
2013 Average debt (12/31/2012 and each of 2013's quarter ends)	174.74
Less: 2013 Average cash (12/31/2012 and each of 2013's quarter ends)	(99.31)
Total Capital Employed	$356.10

ROTCE (Before Adjustments)	13.3%

Plus: Adjustments to Earnings Before Interest After-Tax	$4.5
Plus: Adjustments to Total Capital Employed	$(3.1)

NACCO Adjusted Consolidated ROTCE	14.7%
Adjustments to the ROTCE calculation under the incentive compensation plans are non-recurring or special items that are established by the Compensation Committee at the time the ROTCE targets are set. For 2013, the ROTCE adjustments related to (i) the after-tax impact of subsidiary acquisition, disposition or related costs and expenses and (ii) the after-tax impact of the following costs or expenses only if they were in excess of the amounts included in the 2013 annual operating plans:

•	any tangible or intangible asset impairment;

•	subsidiary restructuring costs including reduction in force charges;

•	subsidiary strategic initiative costs and certain management fees;

•	environmental expenses or early lease termination expenses; and

•	refinancing costs.
The Compensation Committee determined that these items were incurred in connection with improving our operations and, as a result, these items should not adversely affect incentive payments, as the actions or events were beneficial to us or were generally not within the employees' control.
We do not disclose the ROTCE performance targets that were established for purposes of the 2013 incentive plans because they would reveal competitively sensitive long-term financial information, as well as our long-range business plans, to both our competitors and our customers.
Calculation and Payment Overview. The awards under our incentive plans are determined as follows:

•
Target awards for each executive are equal to a specified percentage of the executive's 2013 salary midpoint, based on the number of Hay points assigned to the position and the appropriate level of incentive compensation targets recommended by the Hay Group and adopted by the Compensation Committee at that level. The Compensation Committee then increases the target awards under the NACCO Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•	The plans have a one-year performance period.

•
For 2013, payments under the short-term plans and the HBB and KC long-term plans may not exceed 150% of the target award levels. Due to the unique nature of the NA Coal Long-Term Plan, as described beginning on page 26, there is no limit on the amount of the awards granted under that plan. The general rule is that the cash-denominated awards under the NACCO Long-Term Equity Plan may not exceed 200% of the target award levels. However, since 47.5% of Mr. Rankin's award and 75% of Mr. Butler's award under the NACCO Long-Term Equity Plan is based on the unlimited payout percentage under the NA Coal Long-Term Plan, the portion of their award under the NACCO Long-Term Plan that is attributable to NA Coal performance is limited to 300% of the target award levels.

•	Final awards are determined after year-end by comparing the Company's or subsidiary's actual performance to the pre-established performance targets that were set by the Compensation Committee.

•	The Compensation Committee, in its discretion, may decrease or eliminate awards.

•
For participants other than the NEOs in the 162(m) Plans, the Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so.

•
Short-term plan awards are paid annually in cash. HBB Long-Term Plan awards are paid in cash after a three-year holding period and NA Coal Long-Term Plan awards are paid in cash after a ten-year holding period. NACCO Long-Term Equity Plan awards are paid annually in a combination of cash and restricted shares of Class A Common and are generally subject to a ten-year holding period.

•	All awards are fully vested when granted, with the exception of awards issued under the NA Coal Long-Term Plan that are not vested until paid.

•	Refer to “Employment and Severance Agreements and Change in Control Payments” beginning on page 32 for a description of the impact of a change in control on incentive plan awards.

•
Due to the nature of the NA Coal and HBB Long-Term Plans, the awards and payments under the plans are described in both the Grants of Plan-Based Awards Table on page 37 and the Nonqualified Deferred Compensation Table on page 40.

Incentive Compensation Tables. When reviewing the incentive compensation tables beginning on page 23, the following factors should be considered:

•
Selection of Performance Factors and Targets. The Compensation Committee considered the factors described under “Incentive Compensation - Overview" beginning on page 18 and adopted performance criteria and target performance levels to determine the 2013 incentive compensation awards. The applicable incentive compensation plan, performance objectives and targets and payout percentages are different for each NEO, depending on his employer. In calculating the various performance targets and results, adjustments were made for various items incurred in connection with improving our operations, similar to the adjustments to listed for the ROTCE calculation above.

•
Achievement Percentages. Achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation Committee for each incentive plan. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.

•
Adjusted ROTCE Performance Targets and Maximum Payments. ROTCE is calculated as shown in “ROTCE Methodology and Explanation” beginning on page 19 (including specified adjustments) and the ROTCE targets and results are not disclosed for the reasons stated therein. For 2013, ROTCE results were at or above the applicable maximum ROTCE target and resulted in maximum payment pools being available under all incentive plans. The Compensation Committee expected that all ROTCE targets, with the exception of the ROTCE targets under the KC incentive plans and the consolidated operations ROTCE target under the NA Coal Short-Term Plan, would be met in 2013, since they were designed to be reasonably achievable with strong management performance.

•
HBB and KC Adjusted Operating Profit Percent Performance Targets. The tables do not disclose any operating profit percent targets or results due to the competitively sensitive nature of that information. The operating profit percent targets used for incentive compensation purposes reflect long-term corporate objectives and are not based on the targets established by management and contained in our five-year long-range business plan or our long-term financial objectives (although there is a connection between them). HBB's operating profit percent targets for 2013 were lower than those in effect for 2012, while KC's operating profit percent targets remained the same. The Compensation Committee set the targets at a challenging rate and did not expect that we would meet any of the operating profit percent targets in 2013.

•
HBB Adjusted Standard Margin and KC Adjusted Gross Profit Performance Targets. The tables do not disclose these targets or results due to the competitively sensitive nature of that information. For 2013, the Compensation Committee expected HBB and KC to meet these targets, since they were designed to be reasonably achievable with strong management performance.

•
NA Coal New Project Performance Factor. We do not disclose the NA Coal New Project Development goals or targets due to their competitively sensitive nature. The new project development goals are highly specific, task-oriented goals. They identify specific future projects, customers and contracts. During 2013, Coyote Creek Mining Company, L.L.C., a subsidiary of NA Coal, meaningfully advanced the permitting and development of a new lignite mine in North Dakota that will supply approximately 2.5 million tons of lignite annually.  Also during 2013, NA Coal completed multiple acquisitions of coal reserves, property and equipment in support of its Reed Minerals operations in Alabama.  NA Coal's Liberty Fuels subsidiary continued work to bring its mine and its customer's power plant on line, and the Red Hills Mine was successful in working with its customers to maximize coal sales and reduce costs.  NA Coal continued its efforts to bring three new mines currently in the development stage to the production stage.  NA Coal continued to research, evaluate and develop specific innovative technologies that will allow low-cost lignite to continue to serve as a viable fuel source option for mine-mouth power generation, to be an option for use in coal-to-liquid projects and activated carbon production and to be utilized for other non-fuel applications.  NA Coal sustained its existing international mining efforts in India and continues to explore other mining opportunities, customers and markets domestically and abroad.  Finally, NA Coal supported efforts to develop regulations that promote business development and the environment.

Short-Term Incentive Compensation
For 2013, the short-term plans were designed to provide target short-term incentive compensation to the NEOs of between 40% and 100% of salary midpoint, depending on the NEO's position. The following table shows the short-term target awards and payouts approved by the Compensation Committee for each NEO for 2013:

Named Executive Officer and Short-Term Plan	(A) 2013 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A)x(B) Short-Term Plan Target ($)	(D) Short-Term Plan Payout (%) (1)	(E) = (C) x (D) Short-Term Plan Payout ($)	(F) = (E)/(A)Short-Term Plan Payout as a % of Salary Midpoint (%)
Alfred M. Rankin, Jr. (NACCO Short-Term Plan)(2)	$413,560	100%	$413,560	99.4%	$411,079	99.4%
J.C. Butler, Jr. (NACCO Short-Term Plan)	$359,000	45%	$161,550	89.3%	$144,264	40.2%
Gregory H. Trepp (HBB Short-Term Plan)	$600,300	60%	$360,180	122.0%	$439,420	73.2%
Robert L. Benson (NA Coal Short-Term Plan)	$570,300	60%	$342,180	81.94%	$280,390	49.2%
Gregory E. Salyers (HBB Short-Term Plan)	$325,100	40%	$130,040	122.0%	$158,649	48.8%

(1)	Refer to the tables below for detailed calculations of the 2013 payout percentages for each short-term plan. Mr. Benson's actual payout percentage was 81.94233%.

(2)	Mr. Rankin's short-term plan target is equal to 40% of the Hay-recommended amount of $1,033,900 for a hypothetical CEO of a "composite NACCO/Hyster-Yale" company in 2013.
The following tables show the performance criteria established by the Compensation Committee for 2013 under the Company's short-term incentive plans to determine final incentive compensation payments for the NEOs.
HBB Short-Term Plan for Messrs. Trepp and Salyers:

Performance Criteria	(A) Weighting	Performance Target	Performance Results	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Income	30%	$21,646,827	$25,438,003	147.4%	44.2%
HBB Adjusted Net Sales	30%	$546,234,057	$550,009,059	105.6%	31.7%
HBB Adjusted ROTCE	15%	—	—	150.0%	22.5%
HBB Adjusted Operating Profit Percent	25%	—	—	94.2%	23.6%
Final Payout Percentage - HBB					122.0%
NA Coal Short-Term Plan For Mr. Benson:

Performance Criteria	(A) Weighting	Performance Target	Performance Results	(B) Achievement Percentage	(A) x (B) Payout Percentage
NA Coal Adjusted Net Income	50%	$32,258,082	$34,164,476	111.8%	55.9%
NA Coal Adjusted Consolidated Operations ROTCE	20%	—	—	—%	—%
NA Coal New Project Development	30%	—	—	100%	30.0%
Final Payout Percentage - NACoal					85.90%	(1)
Final Payout Percentage - Mr. Benson					81.94%	(1)

(1)
NA Coal met two of the underlying performance targets established by the Compensation Committee under the NA Coal Short-Term Plan, resulting in an initial performance payout factor of 85.9%. This factor was then multiplied by the sum of each participant's 2013 short-term award target, which determined the amount of a maximum payment sub-pool under the NA Coal Short-Term Plan. As required under the negative discretion guidelines adopted by the NA Coal Compensation Committee under the NA Coal Short-Term Plan, the maximum payment sub-pool was then allocated among eligible participants based on the application of a business unit performance factor (which did not apply to Mr. Benson) and an individual performance factor (115% for Mr. Benson). Application of the formula to all participants resulted in a final short-term payment percentage of 81.94233% for Mr. Benson.

NACCO Short-Term Plan for Messrs. Rankin and Butler. For 2013, incentive compensation under the NACCO Short-Term Plan was based on performance against specific business objectives of HBB, NA Coal and KC for the year, as identified in each subsidiary's short-term plan. As reflected in the tables below, those amounts were allocated differently for Mr. Rankin and Mr. Butler, because Mr. Butler spends a greater portion of his time performing services for NA Coal than the other subsidiaries. The following tables show the information for payments under the NACCO Short-Term Plan to Messrs. Rankin and Butler for 2013.
Mr. Rankin:

Performance Criteria	(A) Initial Weighting at Subsidiary Level	(B) Weighting for Mr. Rankin	(C) Payment Factor	Performance Target	Performance Result	(D) Achievement Percentage	(C) x (D) Payout Percentage
HBB Adjusted Net Income	30%	47.5%	14.30%	$21,646,827	$25,438,003	147.4%	21.1%
HBB Adjusted ROTCE	15%	47.5%	7.10%	—	—	150.0%	10.7%
HBB Adjusted Operating Profit Percent	25%	47.5%	11.80%	—	—	94.2%	11.1%
HBB Adjusted Net Sales	30%	47.5%	14.30%	$546,234,057	$550,009,059	105.6%	15.1%
HBB Total							58.0%
KC Adjusted Net Income	45%	5%	2.20%	$1,099,290	$(5,825,346)	—%	—%
KC Adjusted ROTCE	10%	5%	0.50%	—	—	—%	—%
KC Adjusted Operating Profit Percent	15%	5%	0.80%	—	—	—%	—%
KC Net Sales	30%	5%	1.50%	$218,800,900	$196,032,976	40.7%	0.6%
KC Total							0.6%
NA Coal Adjusted Net Income	50%	47.5%	23.70%	$32,258,082	$34,164,476	111.8%	26.5%
NA Coal Adjusted Consolidated Operations ROTCE	20%	47.5%	9.50%	—	—	—%	—%
NA Coal New Project Development	30%	47.5%	14.30%	—	—	100.0%	14.3%
NA Coal Total							40.8%
Final Payout Percentage - Mr. Rankin							99.4%

Mr. Butler:

Performance Criteria	(A) Initial Weighting at Subsidiary Level	(B) Weighting for Mr. Butler	(C) Payment Factor	Performance Target	Performance Result	(D) Achievement Percentage	(C) x (D) Payout Percentage
HBB Adjusted Net Income	30%	20%	6.00%	$21,646,827	$25,438,003	147.4%	8.8%
HBB Adjusted ROTCE	15%	20%	3.00%	—	—	150.0%	4.5%
HBB Adjusted Operating Profit Percent	25%	20%	5.00%	—	—	94.2%	4.7%
HBB Adjusted Net Sales	30%	20%	6.00%	$546,234,057	$550,009,059	105.6%	6.3%
HBB Total							24.3%
KC Adjusted Net Income	45%	5%	2.20%	$1,099,290	$(5,825,346)	—%	—%
KC ROTCE	10%	5%	0.50%	—	—	—%	—%
KC Adjusted Operating Profit Percent	15%	5%	0.80%	—	—	—%	—%
KC Net Sales	30%	5%	1.50%	$218,800,900	$196,032,976	40.7%	0.6%
KC Total							0.6%
NA Coal Adjusted Net Income	50%	75%	37.50%	$32,258,082	$34,164,476	111.8%	41.9%
NA Coal Adjusted Consolidated Operations ROTCE	20%	75%	15.00%	—	—	—%	—%
NA Coal New Project Development	30%	75%	22.50%	—	—	100.0%	22.5%
NA Coal Total							64.4%
Final Payout Percentage - Mr. Butler							89.3%

Long-Term Incentive Compensation
In General. The purpose of our long-term incentive compensation plans is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our businesses. Our long-term incentive plans require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which encourages our executives to focus on our long-term profitability and which strengthens the tie between stockholders' and the NEOs' long-term interests.
Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. The Compensation Committee does not consider a NEO's long-term incentive awards for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services. The Compensation Committee limits the award of equity-based compensation to the senior executives at NACCO headquarters.
For 2013, the long-term plans were designed to provide target long-term incentive compensation to the NEOs of between 50% and 320% (increased by 15% for participants in the NACCO Long-Term Equity Plan as described below), depending on the NEO's position. The table below shows the long-term target awards and payouts approved by the Compensation Committee for each NEO for 2013:

Named Executive Officer and Long-Term Plan	(A) Salary Midpoint ($)	(B) Long-Term Plan Target as a Percentage of Salary Midpoint ($)(1)	(C)= (A)x(B) Long-Term Plan Target ($)	(D) 2013 Long-Term Plan Payout (%)(2)	(E)=(C)x(D) Cash-Denominated Long-Term Plan Payout ($)(4)(5)	(F)=(E)/(A) Cash-Denominated Long- Term Plan Payout as a Percentage of Salary Midpoint (%)	(G) Fair Market Value of Long-Term Plan Payout ($)(4)(5)
Alfred M. Rankin, Jr. (NACCO Long-Term Equity Plan)(3)	$413,560	368%	$1,521,901	60.5%	$920,750	222.64%	$1,141,263
J.C. Butler, Jr. (NACCO Long-Term Equity Plan)	$359,000	80.5%	$288,995	32.5%	$93,923	26.16%	$116,417
Gregory H. Trepp (HBB Long-Term Plan)	$600,300	130%	$780,390	113.8%	$888,084	147.94%	N/A
Robert L. Benson (NA Coal Long-Term Plan)	$570,300	130%	$741,390	12.2%	$90,450	15.86%	N/A
Gregory E. Salyers (HBB Long-Term Plan)	$325,100	50%	$162,550	113.8%	$184,982	56.90%	N/A

(1)
The target percentages for participants in the NACCO Long-Term Equity Plan include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the NACCO Long-Term Plan awards. See “NACCO Long-Term Equity Plan for Messrs. Rankin and Butler” beginning on page 27.

(2)	Refer to the tables below for detailed calculations of the 2013 payout percentages for each long-term plan.

(3)
Mr. Rankin's long-term plan target is equal to 40% of the Hay-recommended amount of 320% of $1,033,900 (increased by 15%) ($3,804,752) that would apply to a hypothetical CEO of a "composite NACCO/Hyster-Yale" company in 2013.

(4)
Awards under the NA Coal and HBB Long-Term Plans are each calculated and paid in dollars. There is no difference between the amount of the cash-denominated awards and the fair market value of the awards under those plans.

(5)
Awards under the NACCO Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the 2013 dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs who receive equity compensation. The dollar-denominated awards are then paid to the participants in a combination of cash and restricted shares of Class A Common. For Messrs. Rankin and Butler, 35% of the 2013 award was distributed in cash, to approximate their income tax withholding obligations for the shares, and the remaining 65% was distributed in whole shares of restricted stock. The number of shares of NACCO Class A Common actually distributed was determined using the formula share price described in "NACCO Long-Term Equity Plan for Messrs. Rankin and Butler" beginning on page 27 and was also adjusted to reflect the extraordinary dividend paid by NACCO in December 2012. The amount shown in column (G) is the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was distributed for the 2013 NACCO Long-Term Equity Plan awards. This amount is computed in accordance with FASB ASC Topic 718 and is the same as the amount that is disclosed in the Summary Compensation Table on page 35. The shares were valued on the date on which the NACCO Long-Term Equity Plan awards were approved by the Compensation Committee. The difference in the amounts disclosed in columns (E) and (G) is due to the fact that the number of shares issued was calculated using the formula share price of $44.85, while the grant date fair value was calculated using $57.87, which is the average of the high and low share price on the date the shares were granted.
The terms of, and 2013 payout calculations for, each long-term plan are described below.
HBB Long-Term Plan for Messrs. Trepp and Salyers. The awards granted under the HBB Long-Term Plan are subject to the following rules:

•	The grant date of the award is the January 1st following the end of the performance period.

•
Awards approved by the Compensation Committee for a calendar year are credited to separate sub-accounts established for each participant for each award year. Through 2013, the sub-accounts were credited with 5% interest. After year-end, while a participant remains actively employed, additional interest was credited based on the excess (if any) of NACCO's ROTCE rate over the 5% minimum, with a maximum of 14%.

•	Each sub-account is paid at the earliest of death, disability, retirement, change in control or on the third anniversary of the grant date of the award.
The following table shows the information for awards granted under the HBB Long-Term Plan to Messrs. Trepp and Salyers for 2013:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Standard Margin	15%	—	—	131.9%	19.8%
HBB Adjusted Net Sales	15%	$546,234,057	$550,009,059	105.6%	15.8%
HBB Adjusted ROTCE	25%	—	—	150%	37.5%
HBB Adjusted Operating Profit Percent	45%	—	—	90.4%	40.7%
Final Payout Percentage - HBB					113.8%

NA Coal Long-Term Plan for Mr. Benson. The NA Coal Long-Term Plan has a ten-year term and is in effect from 2006 through 2015. The plan uses economic value of income of current and new projects as the performance criteria because the NA Coal Compensation Committee believes it is a more accurate reflection of the rate of return in NA Coal's business, where a substantial portion of revenue is based on long-term contracts and projects. As described below, awards under the NA Coal Long-Term Plan generally have a holding period of ten years.

NA Coal Long-Term Plan awards are based on a formula consisting of three component targets: New Project Factor (40%); Annual Factor (30%); and Cumulative Factor (30%). Each of these components is described in detail below.

•
New Project Factor. When the plan was established in 2006, the NA Coal Compensation Committee set a target dollar level of the “present value appreciation” that was to be earned by new projects obtained during the entire ten-year plan term. Value appreciation for a new project is determined based on the economics of the project. For example, the present value appreciation will be determined based on the forecasted net income and cost of capital over the life of the contract (which could be 40 years) based on the contract terms, including a present value calculation over the life of the contract. During the year the new project comes into existence, the value appreciation of that project for the ten-year term of the NA Coal Long-Term Plan (or the remainder thereof) is taken into account under the new project factor portion of the NA Coal Long-Term Plan and compared to the target that was initially set by the Committee in 2006.

•
Annual Factor. When the plan was established, the NA Coal Compensation Committee listed each NA Coal project that was in effect at that time. Using the existing contractual terms for each project, as shown in NA Coal's five-year business plan that was in effect in 2006 and forecasting the results out for another five years, the Compensation Committee established annual net income targets and forecasted capital expenditure targets for each project for each year from 2006 through 2015. Each year, the Committee compares the actual net income and actual capital charges for each project against these previously established targets to determine whether the pre-established targets have been satisfied. As new projects are entered into, they are added to this calculation based on the financial projections that were provided by management when the project was approved by the NA Coal board of directors.

•
Cumulative Factor. When the plan was established, the Compensation Committee used the same five-year business plan and forecasting for the same projects to establish cumulative net income targets and cumulative forecasted capital expenditure targets for the same projects for each year during the ten-year term of the plan. Each year, the Committee compares the actual cumulative net income and actual capital charges for each project (including new projects added during the term) against these previously established targets to determine whether the pre-established targets have been satisfied.

If the NA Coal Compensation Committee determines in any year, which we refer to as an Adjustment Year, that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project as the result of a prior year's New Project Factor will reduce the New Project Factor in the Adjustment Year, which we refer to as the New Project Adjustment. If the New Project Adjustment is large enough, it is possible for participants to receive negative awards in a given year, which will reduce their outstanding account balances under the NA Coal Long-Term Plan.
The final awards are then credited to participants' accounts under the NA Coal Long-Term Plan. Account balances are credited with interest based on the average monthly rate of ten-year U.S. Treasury notes. Participants become vested in their accounts at the rate of 20% per year, commencing with the first year in which they are granted an award target. However, participants are automatically 100% vested on the earliest of:

•	December 31, 2015;

•	a change in control;

•	termination of employment on account of death or disability; or

•	retirement at or after age 55 with at least ten years of service.

The account balance is payable in cash from general assets of NA Coal (or its applicable subsidiary) upon the earliest of the dates described in the prior paragraph; provided, however, that awards attributable to the Liberty Fuels Kemper County IGCC Project are subject to the special payment rules and conditions described in the plan.
The 2013 award for Mr. Benson under the NA Coal Long-Term Plan was based on the performance criteria and final performance results shown in the following table:

Performance Criteria	Weighting	Payout Percentage
New Project Factor	40%	12.2%
Annual Factor	30%	—%
Cumulative Factor	30%	—%
Final Payout Percentage (1)		12.2%

(1)
This table does not include the performance targets or results due to the competitively sensitive nature of that information. See page 22 for a description of publicly-known new projects for 2013. The Compensation Committee did not expect that any of the performance targets under the NA Coal Long-Term Plan would be met in 2013.

NACCO Long-Term Equity Plan for Messrs. Rankin and Butler. Target awards under the NACCO Long-Term Plan are initially expressed in a dollar amount equal to a percentage of the participant's salary midpoint based on the number of Hay points assigned to the executive's position and the long-term incentive compensation targets for that Hay point level recommended by the Hay Group and adopted by the Compensation Committee. The Compensation Committee then increases these amounts by 15% to account for the immediately taxable nature of the equity awards.
For 2013, approximately 35% of the award was distributed in cash (to approximate the participants' income tax withholding obligations) and 65% was distributed in shares of restricted stock. The actual number of shares of stock issued is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is generally calculated as the lesser of:

•
the average closing price of our Class A Common stock on the NYSE at the end of each week during the prior calendar year (2012) (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the performance period); or

•	the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2013 performance period.
For 2013 awards, however, a modified calculation was required to determine the formula share price as a result of the impact of the Hyster-Yale Spin-Off on the price of NACCO stock following the Spin-Off. The Compensation Committee defined the formula share price for 2013 awards as the lower of (i) the average NACCO Class A Common share price for 2013 which was $58.28 or (ii) $44.85 which was determined by taking NACCO's allocable portion of the value of the average share price of a hypothetical "Hyster-Yale/NACCO composite share" for 2012.
Participants have all of the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The full amount of the award, including the fair market value of the award shares on the date of grant, is fully taxable to the participant. The award shares that are issued are subject to transfer restrictions that generally lapse on the earliest to occur of:

•	ten years after the last day of the performance period;

•	the participant's death or permanent disability; or

•	five years (or earlier with the approval of the Compensation Committee) from the date of retirement.
The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so.
Any gain Messrs. Rankin and Butler realize in the long-run from awards that are issued under the NACCO Long-Term Equity Plan depends on what management does to drive the financial performance of the Company and increase the stock price. This is because the restricted shares of Class A Common that are awarded under the NACCO Long-Term Equity Plan generally may not be transferred for ten years following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the award is enhanced as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the executives with an incentive over the ten-year period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. The Compensation Committee believes that this encourages our executives to maintain a long-term focus on our profitability, which is also in the Company's best interests.
As a result of the annual equity grants under the NACCO Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares of stock that an executive holds generally increases each year. Consequently, NACCO executives will continue to have or accumulate exposure to long-term Company performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of the NEOs with those of other stockholders.
For 2013, the incentive compensation under the NACCO Long-Term Equity Plan was based on performance against specific business objectives of HBB, NA Coal and KC for the year, as identified in each subsidiary's long-term plan. As reflected on the tables below, those amounts were allocated differently for Mr. Rankin and Mr. Butler, because Mr. Butler spends a greater portion of his time performing services for NA Coal than the other subsidiaries. The following tables show the information for payments under the NACCO Long-Term Equity Plan to Messrs. Rankin and Butler for 2013.

Mr. Rankin:

Performance Criteria	(A) Initial Weighting Subsidiary Level	(B) Weighting for Mr. Rankin	(C) Payment Factor	Performance Target	Performance Result	(D) Achievement Percentage	(C) x (D) Payout Percentage
HBB Adjusted Standard Margin	15%	47.5%	7.10%	—	—	131.9%	9.4%
HBB Adjusted ROTCE	25%	47.5%	11.90%	—	—	150.0%	17.9%
HBB Adjusted Operating Profit Percent	45%	47.5%	21.40%	—	—	90.4%	19.3%
HBB Adjusted Net Sales	15%	47.5%	7.10%	$546,234,057	$550,009,059	105.6%	7.5%
HBB Total							54.1%
KC Adjusted Gross Profit	25%	5.0%	1.30%	—	—	7.9%	0.1%
KC Adjusted ROTCE	25%	5.0%	1.20%	—	—	—%	—%
KC Adjusted Operating Profit Percent	25%	5.0%	1.20%	—	—	—%	—%
KC Net Sales	25%	5.0%	1.30%	$218,800,900	$196,032,976	40.7%	0.5%
KC Total							0.6%
NA Coal Annual Factor	30%	47.5%	14.30%	—	—	—	—%
NA Coal Cumulative Factor	30%	47.5%	14.20%	—	—	—	—%
NA Coal New Project Factor	40%	47.5%	19.00%	—	—	30.4%	5.8%
NA Coal Total							5.8%
Final Payout Percentage - Mr. Rankin							60.5%
Mr. Butler:

Performance Criteria	(A) Initial Weighting Subsidiary Level	(B) Weighting for Mr. Butler	(C) Payment Factor	Performance Target	Performance Result	(D) Achievement Percentage	(C) x (D) Payout Percentage
HBB Adjusted Standard Margin	15%	20%	3.00%	—	—	131.9%	4.0%
HBB Adjusted ROTCE	25%	20%	5.00%	—	—	150.0%	7.5%
HBB Adjusted Operating Profit Percent	45%	20%	9.00%	—	—	90.4%	8.1%
HBB Adjusted Net Sales	15%	20%	3.00%	$546,234,057	$550,009,059	105.6%	3.2%
HBB Total							22.8%
KC Adjusted Gross Profit	25%	5%	1.30%	—	—	7.9%	0.1%
KC Adjusted ROTCE	25%	5%	1.20%	—	—	—%	—%
KC Adjusted Operating Profit Percent	25%	5%	1.20%	—	—	—%	—%
KC Net Sales	25%	5%	1.30%	$218,800,900	$196,032,976	40.7%	0.5%
KC Total							0.6%
NA Coal Annual Factor	30%	75%	22.50%	—	—	—	—%
NA Coal Cumulative Factor	30%	75%	22.50%	—	—	—	—%
NA Coal New Project Factor	40%	75%	30.00%	—	—	30.4%	9.1%
NA Coal Total							9.1%
Final Payout Percentage - Mr. Butler							32.5%

The Company also maintains the NACCO Industries, Inc. Supplemental Executive Long-Term Incentive Bonus Plan, referred to as the Supplemental Equity Plan, which gives the Compensation Committee the flexibility to provide discretionary additional equity compensation. The Compensation Committee did not grant any awards under this plan for services performed in 2013.

Other Compensation of Named Executive Officers
Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to employees, including the NEOs, in addition to the incentive compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under our incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2013 performance.
Retirement Plans. The material terms of the various retirement plans are described in the narratives following the Pension Benefits Table and the Nonqualified Deferred Compensation Table.
Defined Benefit Pension Plans. The Company no longer provides any defined benefit pensions to the NEOs, although (i) the previously frozen defined benefit pensions for NA Coal employees, including Mr. Benson, were increased by annual cost-of-living adjustments, which we refer to as COLAs, through 2013 and (ii) the frozen cash balance pension benefits for certain HBB employees, including Mr. Salyers, continue to earn interest.
Defined Contribution Plans. We provide the NEOs and most other full-time employees with defined contribution retirement benefits. Employer contributions are calculated under formulas that are designed to provide employees with competitive retirement income. The Compensation Committee believes that the target level of retirement benefits gives us the ability to attract and retain talented management employees at the senior executive level and below.
With the exception of a portion of the retirement benefits that are provided to Mr. Rankin, the NEOs and other senior management employees receive the same retirement benefits as all other similarly-situated employees. However, the benefits that are provided to the NEOs and other executive officers are provided under a combination of qualified and Excess Plans, while the benefits that are provided to other employees are provided only under qualified plans. The Excess Plans generally provide retirement benefits that would have been provided under the qualified plans, but that cannot be provided due to various Internal Revenue Service regulations and limits and non-discrimination requirements.
Our active retirement plans contain the following three types of benefits:

•	employee deferrals;

•	matching (or substitute matching) benefits or "safe harbor" employer contributions; and

•	profit sharing benefits.
The “compensation” that is taken into account under the plans generally includes base salary and short-term incentive payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments. However, short-term incentive payments are excluded under the HBB plans, except for purposes of calculating profit sharing benefits.
Under the plans, eligible employees other than Mr. Rankin may elect to defer up to 25% of compensation. Mr. Rankin no longer defers compensation earned in 2013 or later. Under the matching portion of the plans for 2013, the NEOs receive employer matching contributions under the following formulas:

•	Mr. Rankin: 5% of compensation, regardless of amount contributed

•	Messrs. Butler and Benson: a 5% match on the first 5% of before-tax contributions

•	Messrs. Trepp and Salyers: 3% employer safe-harbor contribution, regardless of amount contributed
Under the profit sharing portion of the plans, eligible employees receive a profit sharing contribution equal to a specified percentage of compensation that varies depending on the employee's age and compensation. For 2013, Mr. Rankin's formula and the HBB formula also take into account ROTCE performance for the year. As applied to the NEOs in 2013, the range of profit sharing contributions under each applicable formula were:

•	Mr. Rankin: between 7.00% and 16.35% of compensation

•	Mr. Butler: 5.0% of compensation

•	Mr. Trepp and Mr. Salyers: between 4.40% and 9.00% of compensation

•	Mr. Benson: 6.25% of compensation

The NEOs are each 100% vested in their retirement benefits. Benefits under the qualified plans are payable at any time following a termination of employment. Participants have the right to invest their qualified plan account balances among various investment options that are offered by the plans' trustee. Participants can elect various forms of payment including lump sum distributions and installments.
The Excess Plans are structured as “pay-as-you-go” plans, based on the Compensation Committee's desire to:

•	avoid additional statutory and regulatory restrictions applied to nonqualified deferred compensation plans under Section 409A of the Internal Revenue Code;

•	simplify plan administration and recordkeeping; and

•	eliminate the risk to the executives based on the unfunded nature of the Excess Plans.
Under the Excess Plans:

•
participants' account balances, other than excess profit sharing benefits, are credited with earnings during the year based on the rate of return of the Vanguard RST fixed income fund, which is one of the investment funds under the qualified plans (14% maximum);

•	no interest is credited on excess profit sharing benefits;

•	the amounts credited under the Excess Plans each year are paid during the period from January 1st to March 15th of the following year; and

•
the amounts credited under the Excess Plans each year are increased by 15% to reflect the immediately taxable nature of the payments. The 15% increase applies to all benefits other than the portion of the employee deferrals that are in excess of the amount needed to obtain a full employer matching contribution.

Certain NEOs also maintain accounts under deferred compensation plans that were frozen effective December 31, 2007:

•
Mr. Rankin. Mr. Rankin maintains accounts under The NACCO Industries, Inc. Unfunded Benefit Plan, which we refer to as the Frozen NACCO Unfunded Plan, and the Retirement Benefit Plan for Alfred M. Rankin, Jr., which we refer to as the Frozen Rankin Retirement Plan.

•	Mr. Benson. Mr. Benson maintains an account under The North American Coal Corporation Deferred Compensation Plan for Management Employees, which we refer to as the Frozen NA Coal Unfunded Plan.
The accounts under the Frozen NACCO Unfunded Plan, the Frozen Rankin Retirement Plan and the Frozen NA Coal Unfunded Plan, which we refer to collectively as the Frozen Retirement Plans, are subject to the following rules:

•
The frozen accounts are credited with interest each year. For 2013, interest on all accounts was credited at the rate of 5% during the year. After year-end, certain sub-accounts were credited with interest based on the NACCO ROTCE rate, with a maximum of 14%. The amount of the annual interest credits, increased by 15% to reflect the immediately taxable nature of the payments, is paid to these NEOs during the period from January 1st to March 15th of the following year.

•
The frozen accounts (including unpaid interest for the year of payment, if any) will be paid at the earlier of termination of employment (subject to a six-month delay if required under Section 409A of the Internal Revenue Code) or a change in control.

•
Upon payment of the frozen accounts, a determination will be made whether the highest incremental state and federal personal income tax rates in the year of payment exceed the rates that were in effect in 2008 when all other nonqualified participants received their nonqualified plan payments. In the event the rates have increased, an additional tax gross-up payment will be paid to the NEO. The Compensation Committee determined that we and not the executive should bear the risk of a tax increase after 2008 because the NEOs would have received payment of their frozen accounts in 2008 were it not for the adverse cash flow and income tax impact on us. No other tax gross-ups (such as gross-ups for excise or other taxes) will be paid.

Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.
Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives, we do not believe these perquisites and other personal benefits constitute a material component of the executive officer's compensation package. See note (6) to the Summary Compensation Table on page 35.
Employment and Severance Agreements and Change in Control Payments. Upon a NEO's termination of employment with us for any reason, the Named Executive Officer (and all other employees) are entitled to:

•	amounts or benefits earned or accrued during their term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits that are provided under the retirement plans, incentive plans, Excess Plans and Frozen Retirement Plans at termination of employment that are further described in this Proxy Statement.
Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are also entitled to severance pay and continuation of certain health benefits provided under broad-based severance pay plans that are generally available to all salaried employees that provide benefits for a stated period of time based on length of service, with various maximum time periods.
None of the NEOs has an employment agreement that provides for a fixed period of employment, fixed positions or duties, or for a fixed base salary or actual or target annual bonus. In addition, there are no pre-arranged severance agreements with any of the NEOs, and the Compensation Committee must review and approve any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans.
In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to the NEOs and other employees. The accrued account balances under the subsidiary long-term plans, as well as the accrued account balances under the Excess Plans and the Frozen Retirement Plans, will automatically be paid in the form of a lump sum payment in the event of a change in control of NACCO or the participant's employer. A pro-rata target award under the current year's incentive plans will also be paid in the event of a change in control. The Compensation Committee believes that:

•	The change in control payment triggers are appropriate due to the unfunded nature of the benefits provided under these plans.

•
The skills, experience and services of our key management employees are a strong factor in our success and the occurrence of a change in control transaction would create uncertainty for these employees.

•
Some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs and our limited change in control payment triggers are designed to encourage key management employees to remain employed during and after a change in control.

The change in control payment trigger under the Excess Plans and Frozen Retirement Plans does not increase the amount of the benefits payable under those plans. Participants will only receive their accrued account balance (including interest) as of the date of the change in control. However, the change in control provisions under our incentive plans, in addition to providing for the immediate payment of the account balance (plus interest) as of the date of the change in control (if any), also provide for the payment of a pro-rated award target for the year of the change in control.
Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the change in control payments will be “grossed up” for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.
For a further discussion of the potential payments that may be made to the NEOs in connection with a change in control, see “Potential Payments Upon Termination/Change in Control” beginning on page 38.
Tax and Accounting Implications
Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million that is paid to the NEOs (other than Mr. Butler). For 2013, the NACCO

Long-Term Equity Plan, the NACCO Short-Term Plan, the NA Coal Short-Term Plan and the HBB Long-Term Plan were used so that, together with steps taken by the Compensation Committee in the administration of the plans, payouts on most awards made under the plans should not count towards the $1 million cap that Code Section 162(m) imposes for purposes of federal income tax deductibility.
While the Compensation Committee intends generally for payments under certain of our incentive plans to meet the criteria for federal income tax deductibility under Code Section 162(m), such deductibility is not guaranteed and is only one factor among a number of factors considered in determining appropriate levels or modes of compensation. We maintain the flexibility to compensate executive officers based upon an overall determination of what the Compensation Committee believes is in the best interests of the Company and its stockholders, even if all or a portion of the compensation is determined not to be deductible under applicable law.
Accounting for Stock-Based Compensation. We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the awards under the NACCO Long-Term Equity Plan for this purpose is the date on which the award shares are issued, which occurs in the year following the year in which the shares are earned. See note (2) of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for more information regarding accounting treatment of our equity awards.
Other Policies and Considerations
Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation Committee considers the impact of the Company's compensation program on the Company's risk profile. The Committee directed management to annually undertake a detailed risk assessment of our compensation programs. Each year, management, with the assistance of outside legal counsel, reviews our pay practices and incentive programs to identify any potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short-term and long-term performance measures; financial and non-financial performance measures and allows for the use of Compensation Committee discretion. Further, the Company has policies to mitigate compensation-related risk including lengthy holding periods for long-term awards; stated payment caps; insider-trading prohibitions and independent Compensation Committee oversight. The Compensation Committee agreed with the findings of management's assessment for 2013 that (1) our compensation programs are effectively designed to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the shares of Class A Common granted under the NACCO Long-Term Equity Plan generally must be held for a period of ten years, which can result in the executive officers being required to hold a significant accumulation of Class A Common during their careers. Executive officers of the subsidiaries do not have a similar requirement as they are compensated based on the performance of the applicable subsidiary and not on the performance of the Company as a whole and, as a result, do not receive shares of Class A Common.
Role of Executive Officers in Compensation Decisions. Our management, in particular the CEO of the Company and the CEO of each subsidiary, reviews our goals and objectives relevant to the compensation of our executive officers. Mr. Rankin annually reviews the performance of each executive officer (other than his performance which is reviewed by the Compensation Committee) and makes recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the Compensation Committee. In addition to the CEO recommendations, the Compensation Committee considers recommendations made by the Hay Group, our independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.
Executive Compensation Program for 2014 and Impact of "Say on Pay" Stockholder Votes
When setting executive compensation for 2014, the Compensation Committee took into account the results of the stockholder advisory vote on executive compensation that occurred at our 2011 annual meeting of stockholders. A substantial majority (over 94%) of the votes cast approved the compensation program described in our 2011 proxy statement. The Compensation Committee believes that this overwhelming support reinforces the philosophy and objectives of our executive compensation program and applied the same principles in determining the amounts and types of executive compensation for 2012 through 2014. Our executive compensation program for 2014 will be structured in a manner similar to the 2012 and 2013 programs. We will consider the results of our 2014 stockholder advisory vote on executive compensation when structuring our compensation program for 2015.
Principal changes for 2014 include (1) modifications to salary midpoints and base salaries in view of internal considerations as well as marketplace practice as reflected in analyses, general industry survey data and the recommendations of the Hay Group based on an updated All Industrials survey and (2) changes to certain performance measures, weightings and/or targets for the incentive compensation plans based on management recommendations as to the performance objectives of the particular business for 2014 or to better incentivize certain groups of participants.
The following additional changes have been made to our compensation program for 2014:

•
Benefits under the NA Coal defined benefit pension plans, including all COLAs, were permanently frozen effective December 31, 2013 and the profit sharing formula under the NA Coal defined contribution plans was revised to provide benefits equal to 6% of compensation, regardless of age, effective January 1, 2014.

•	Additional profit sharing benefits under the HBB defined contribution plans for 2014 and future years will be based on HBB's operating profit percent performance rather than ROTCE performance.

•
Interest credits under the HBB Long-Term Plan for 2014 and future years will still be capped at 14% but will be based on a formula that takes into account the final payout percentage under the HBB Long-Term Plan for the year, rather than NACCO's ROTCE results, with a minimum of 2% interest.

•
Interest credits for certain sub-accounts under the Frozen Retirement Plans for 2014 and future years will will still be capped at 14% but will be based on a ROTCE-based chart that is adopted annually by the Compensation Committee, rather than on NACCO's absolute ROTCE return, with a minimum of 2% interest.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.
RICHARD DE J. OSBORNE, CHAIRMAN
JOHN P. JUMPER
JAMES A. RATNER

Summary Compensation Table
The following table sets forth the compensation for services of our NEOs in all capacities to the Company and its subsidiaries.
SUMMARY COMPENSATION TABLE
For Fiscal Year Ended December 31, 2013

Name and Principal Position	Year	Salary(2)($)	Stock Awards(3)($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value(4) and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation ($)(6)	Total ($)
Alfred M. Rankin, Jr.; Chairman, President and CEO of NACCO; Chairman of HBB, NA Coal and KC (1)	2013	$517,600	$818,989	$733,353	(7)	$1,674,214	$244,055	$3,988,211
	2012	$1,064,209	$3,953,048	$1,938,986	(7)	$1,896,554	$432,785	$9,285,582
	2011	$1,217,000	$1,426,409	$1,589,048	(7)	$1,871,523	$629,760	$6,733,740
J.C. Butler, Jr.; Sr. Vice President-Finance, Treasurer and Chief Administrative Officer of NACCO and Sr. Vice President-Project Development and Administration of NA Coal (8)	2013	$359,200	$83,514	$177,167	(7)	$6,652	$76,851	$703,384
	2012	$340,000	$744,911	$372,063	(7)	$8,814	$92,031	$1,557,819
Gregory H. Trepp; President and CEO of HBB and CEO of KC	2013	$546,972	$—	$1,327,504	(9)	$211,444	$147,030	$2,232,950
	2012	$522,588	$—	$974,645		$156,071	$94,739	$1,748,043
	2011	$494,988	$—	$542,607		$101,623	$95,029	$1,234,247
Robert L. Benson; President and CEO of NA Coal	2013	$569,817	$—	$370,840	(10)	$70,757	$178,852	$1,190,266
	2012	$536,000	$—	$2,263,139		$269,912	$169,621	$3,238,672
	2011	$495,000	$—	$344,744		$265,836	$152,561	$1,258,141
Gregory E. Salyers; Sr. Vice President, Global Operations of HBB (11)	2013	$334,992	$—	$343,631	(9)	$51,058	$72,995	$802,676

(1)
The amounts reported for Mr. Rankin for 2011 and 2012 include amounts earned for services performed for Hyster-Yale while it was a wholly-owned subsidiary of NACCO prior to the Spin-Off. Mr. Rankin's compensation for 2013 and future years has been reduced as a result of the Spin-Off. Consequently, the amounts paid to Mr. Rankin in 2011 and 2012 prior to the Spin-Off provide no meaningful basis for comparison to the amounts disclosed in 2013 or in future proxy statements.

(2)	The amounts reported under the “Salary” column include both base salary and the perquisite allowance.

(3)
The amounts reported in the Stock Award column are the grant date fair value of the stock issued under the NACCO Long-Term Equity Plan, computed in accordance with FASB ASC Topic 718. Refer to the table on page 25 under "Long-Term Incentive Compensation" to determine the target long-term awards, as well as the cash-denominated award payouts for 2013 under the NACCO Long-Term Equity Plan.

(4)
Amounts listed in this column include the aggregate increase in the actuarial present value of accumulated plan benefits under our defined benefit pension plans, as described in the Pension Benefits Table on page 41. $0 is included for Messrs. Rankin, Butler and Trepp because they do not participate in any of our defined benefit pension plans and $0 was included for Messrs. Benson and Salyers because the actuarial value of their pension benefits decreased in 2013. Mr. Benson's value decreased by $120,910 and Mr. Salyer's value decreased by $1,251.

(5)
All amounts listed in this column for 2013 reflect the interest that is in excess of 120% of the federal long-term interest rate, compounded monthly, that was credited to the executives' accounts under the plans described in the Nonqualified Deferred Compensation Table on page 40.

(6)	All other compensation earned during 2013 for each of the NEOs is as follows:

	Alfred M. Rankin, Jr.	J.C. Butler, Jr.	Gregory H. Trepp	Robert L. Benson	Gregory E. Salyers
Employer Qualified Matching Contributions	$0	$12,750	$0	$12,750	$0
Employer Excess Plan Matching Contributions	$30,742	$13,266	$0	$33,223	$0
Employer Qualified Profit Sharing Contributions	$0	$19,815	$16,666	$19,815	$16,666
Employer Excess Plan Profit Sharing Contributions	$158,152	$26,532	$110,533	$83,579	$45,437
Other Qualified Employer Retirement Contributions	$0	$0	$7,650	$0	$7,650
Other Excess Plan Employer Retirement Contributions	$25,140	$0	$8,759	$0	$2,400
Employer Paid Life Insurance Premiums	$27,916	$3,586	$0	$21,402	$752
Perquisites and Other Personal Benefits	$183	$0	$0	$3,327	$0
Other	$1,922	$902	$3,422	$4,756	$90
Total	$244,055	$76,851	$147,030	$178,852	$72,995
The Company does not provide Mr. Rankin with any tax-favored or defined benefit pension benefits. Of the amount shown above for Mr. Rankin, $214,034 represents defined contribution retirement benefits earned in 2013.
The amount listed for Mr. Rankin's perquisites and other personal benefits is the non-reimbursed aggregate incremental cost to the Company of his personal use of our corporate aircraft to attend board meetings of other non-related companies. Mr. Benson's perquisites are spousal travel and meal expenses. Amounts listed in “Other” include employer-paid premiums for personal excess liability insurance, floating holiday pay, executive travel accident insurance premiums and flex payments in lieu of medical, dental and life insurance.

(7)
The amounts listed are the cash payments under the NACCO Short-Term Plan and the NACCO Long-Term Equity Plan. For Mr. Rankin, the amount listed for 2012 also includes the cash payment he received under a Hyster-Yale short-term incentive plan for services rendered prior to the Spin-Off.

(8)	Mr. Butler was not a Named Executive Officer for 2011.

(9)
The amount listed for 2013 includes cash payments of $439,420 to Mr. Trepp and $158,649 to Mr. Salyers under the HBB Short-Term Plan and $888,084 to Mr. Trepp and $184,982 to Mr. Salyers representing the value of their awards under the HBB Long-Term Plan.

(10)	The amount listed for 2013 includes a cash payment of $280,390 to Mr. Benson under the NA Coal Short-Term Plan and $90,450 representing the value of his award under the NA Coal Long-Term Plan.

(11)	Mr. Salyers was not a Named Executive Officer for 2011 or 2012.

Grants of Plan-Based Awards
The following table sets forth information concerning all awards granted to the NEOs for fiscal year 2013 and estimated payouts in the future, under our incentive plans:
GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2013

				(A) Estimated Future or Possible Payouts Under Non-Equity Incentive Plan Awards		(B) Estimated Future or Possible Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards(2) ($)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Alfred M. Rankin, Jr.	N/A	NACCO Short-Term Plan	(3)	$413,560	$620,340	N/A	N/A	N/A
	2/10/2014	NACCO Long-Term Equity Plan	(4)	$532,665	$1,597,995	$989,236	$2,967,708	$818,989
J.C. Butler, Jr.	N/A	NACCO Short-Term Plan	(3)	$161,550	$242,325	N/A	N/A	N/A
	2/10/2014	NACCO Long-Term Equity Plan	(4)	$101,148	$303,444	$187,847	$563,541	$83,514
Gregory H. Trepp	N/A	HBB Short-Term Plan	(3)	$360,180	$540,270	N/A	N/A	N/A
	N/A	HBB Long-Term Plan	(5)	$780,390	$1,170,585	N/A	N/A	N/A
Robert L. Benson	N/A	NA Coal Short-Term Plan	(3)	$342,180	$513,270	N/A	N/A	N/A
	N/A	NA Coal Long-Term Plan	(5)	$741,390	N/A	N/A	N/A	N/A
Gregory E. Salyers	N/A	HBB Short-Term Plan	(3)	$130,040	$195,060	N/A	N/A	N/A
	N/A	HBB Long-Term Plan	(5)	$162,550	$243,825	N/A	N/A	N/A

(1)	There are no minimum or threshold payouts to the NEOs under any of the incentive plans.

(2)
Amounts in this column reflect the grant date fair value of shares of stock that were granted to Messrs. Rankin and Butler under the NACCO Long-Term Equity Plan. These amounts are also reflected in the Summary Compensation Table on page 35. The amount shown is the grant date fair market value determined in accordance with FASB ASC Topic 718.

(3)
Awards under the short-term plans are based on a one-year performance period that consists solely of the 2013 calendar year. The awards are paid out, in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2013 payout opportunity under these plans. The amounts disclosed in this table are the target and maximum awards that were established by the Compensation Committee in early 2013. The amount the executives actually received, after the final payout was calculated based on the actual performance compared to the pre-established performance goals, is disclosed in the Summary Compensation Table.

(4)
These amounts reflect the awards issued under the NACCO Long-Term Equity Plan for 2013 performance. Awards are based on a one-year performance period that consists solely of the 2013 calendar year. The awards are paid out, partially in stock and partially in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2013 payout opportunity under the plan. The amounts disclosed in this table are the dollar values of the target and maximum awards that were established by the Compensation Committee in early 2013. The targets listed above include the 15% increase to account for the immediately taxable nature of the equity awards and were calculated using the 300% maximum award value. The cash portion of the award, representing 35% of the total award, is listed under column (A) of this table. The remaining 65% of the award, reflecting the stock portion of the award, is listed under column (B) of this table. The amount the Named Executive Officers actually received is disclosed in the Summary Compensation Table.

(5)
These amounts reflect the dollar value of the award targets for Messrs. Trepp, Benson and Salyers for the 2013 performance period under their respective long-term plans. There is no maximum award limit under the NA Coal Long-Term Plan.

Description of Material Factors Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table
The compensation of the NEOs consists of: base salary (including the perquisite allowance) and short-term and long-term incentive awards. The NEOs also receive various retirement benefits. Each of these components is described in detail in the “Compensation Discussion and Analysis” which begins on page 14. Additional details are provided below.

Equity Compensation
Messrs. Rankin and Butler participate in the NACCO Long-Term Equity Plan. Awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remain outstanding for the year ended December 31, 2013. Messrs. Rankin and Butler and other employees are also eligible to receive discretionary equity awards under the Supplemental Equity Plan.
Awards under the long-term equity plans are paid partially in cash and partially in the form of fully vested shares of restricted stock. While the stock is fully vested at the time of grant, it is subject to transfer restrictions generally for a period of ten years from the date of grant. Refer to “NACCO Long-Term Equity Plan for Messrs. Rankin and Butler" beginning on page 27 and note (4) of the "Grants of Plan-Based Awards" table for additional information regarding our equity awards for 2013.
The following table reflects the stock awards issued to Messrs. Rankin and Butler under the NACCO Long-Term Equity Plan for 2013 performance. No stock awards were issued under the Supplemental Equity Plan for 2013 services.
STOCK VESTED
For Fiscal Year Ended December 31, 2013

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alfred M. Rankin, Jr.	14,151	$818,989
J.C. Butler, Jr.	1,443	$83,514
Gregory H. Trepp	—	$0
Robert L. Benson	—	$0
Gregory E. Salyers	—	$0
Stock Options
The Compensation Committee did not grant any stock options under the Company's 1975 Stock Option Plan or 1981 Stock Option Plan during the fiscal year ended December 31, 2013 to any person, including the Named Executive Officers. The Compensation Committee has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. At December 31, 2013, there were no outstanding options to purchase shares of Class A Common or Class B Common.
Potential Payments Upon Termination/Change in Control
As discussed in “Employment and Severance Agreements and Change in Control Payments” on page 32, none of the NEOs is a party to an employment agreement or a severance agreement and the following change in control provisions are contained in our incentive plans, Excess Plans and Frozen Retirement Plans:

•
the account balances as of the date of the change in control in the Excess Plans, Frozen Retirement Plans and subsidiary long-term incentive plans will automatically be paid in the form of a lump sum payment in the event of a change in control of the Company or the participant's employer; and

•
the change in control provisions under our incentive plans, in addition to providing for the immediate payment of the account balance (plus interest) as of the date of the change in control (if any), also provide for the payment of a pro-rated target award for the year of the change in control.

A “change in control” for purposes of these plans generally consists of any of the following; provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Code:
(1) An acquisition of more than 50% of the voting securities of the Company (for those plans that cover the employees of the Company) or the voting securities of the subsidiary (for those plans which cover the employees of the subsidiary); other than acquisitions directly from the Company or the subsidiary, as applicable, involving:

•	any employee benefit plan;

•	the Company;

•	the applicable subsidiary or one of its affiliates; or

•	the parties to the stockholders' agreement discussed under “Amount and Nature of Beneficial Ownership - Class B Common Stock” on page 51;

(2) The members of the Company's current Board of Directors (and their approved successors) ceasing to constitute a majority of the Company's Board of Directors or, if applicable, the board of directors of a successor of the Company;

(3) For those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor;
(4) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply:

•
the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•
at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company providing for such business combination, at least a majority of the members of the Board of Directors of the Company were incumbent directors.

For purposes of calculating the amount of any potential payments to the NEOs under the table provided below, we have assumed that a change in control occurred on December 31, 2013. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.
POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($)(1)	Estimated Total Value of Cash Payments Based on Balance in Subsidiary Long-Term Plans in Year of Change in Control ($)(2)	Estimated Total Value of Cash Payments Based on Excess Plan and Frozen Retirement Plan Account Balance($)(3)	Estimated Total Value of all Payments ($)
Alfred M. Rankin, Jr.	$1,935,461	N/A	$15,135,876	$17,071,337
J.C. Butler, Jr.	$450,545	N/A	$72,526	$523,071
Gregory H. Trepp	$1,140,570	$2,304,414	$138,426	$3,583,410
Robert L. Benson	$1,083,570	$4,381,068	$747,382	$6,212,020
Gregory E. Salyers	$292,590	$532,311	$55,332	$880,233

(1)
This column reflects the award targets under the 2013 incentive plans for the NEOs. Under the change in control provisions of the plans, they would have been entitled to receive their award targets for 2013 if a change in control had occurred on December 31, 2013. Awards under the NACCO Long-Term Equity Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2013 target awards. As described in note (4) to the Grants of Plan-Based Awards Table, Messrs. Rankin and Butler would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted Class A Common.

(2)
This column reflects the December 31, 2013 account balances under the HBB and NA Coal Long-Term Plans, excluding the 2013 award (which is reflected in Column (1)). Under the change in control provisions of those plans, these NEOs would have been entitled to receive the acceleration of the payment of their entire account balances under those plans if a change in control had occurred on December 31, 2013. The amounts shown were earned for services performed in years prior to 2013. The HBB Long-Term Plan awards are already 100% vested and the NA Coal Long-Term Plan awards would become vested on a change in control. Except as already reflected in Column (1), no additional amounts are paid under these plans due to a change in control. There are no accrued balances under the NACCO Long-Term Equity Plan.

(3)
This column reflects the account balances of the NEOs as of December 31, 2013 under the Excess Plans and Frozen Retirement Plans. Under the change in control provisions of those plans, the NEOs would have been entitled to receive payment of their entire account balances if a change in control had occurred on December 31, 2013. No additional amounts are paid due to a change in control. The majority of the amounts shown for Messrs. Rankin and Benson were earned for services performed in years prior to 2013 and are already100% vested. These plans are discussed in more detail under “Nonqualified Deferred Compensation Benefits” below.

Nonqualified Deferred Compensation Benefits
The following table sets forth information concerning benefits earned by, and paid to, the Named Executive Officers under our nonqualified defined contribution, deferred compensation plans.
NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2013

Name	Applicable Plan	Executive Contributions in 2013 ($)(1)	Employer Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(2)	Aggregate Withdrawals/ Distributions in 2013 ($)	Aggregate Balance at December 31, 2013 ($)
Alfred M. Rankin, Jr.	Frozen NACCO Unfunded Plan	$0(3)	$0(3)	$705,302	$705,302(4)	$4,812,018(5)
	Frozen Rankin Retirement Plan	$0(3)	$0(3)	$1,475,869	$1,475,869(4)	$10,069,313(6)
	NACCO Excess Plan	$6,807	$214,034	$33,705	$68,600	$254,545(7)
J.C. Butler, Jr.	NA Coal Excess Plan	$24,126	$39,798	$8,602	$17,282	$75,526(7)
Gregory H. Trepp	HBB Excess Plan	$0(3)	$119,292	$19,134	$80,844	$138,426(7)
	HBB Long-Term Plan	$0(3)	$888,084	$299,429	$0	$3,192,499(8)
Robert L. Benson	NA Coal Excess Plan	$74,445	$116,802(2)	$23,812	$193,333	$215,059(7)
	Frozen NA Coal Unfunded Plan	$0(3)	$0(3)	$72,849	$71,219(4)	$532,323(9)
	NA Coal Long-Term Plan	$0(3)	$90,450	$100,625	$0	$4,471,518(10)
Gregory E. Salyers	HBB Excess Plan	$0(3)	$47,837	$7,495	$34,074	$55,332(7)
	HBB Long-Term Plan	$0(3)	$184,982	$69,167	$0	$717,293(8)

(1)	These amounts, which were otherwise payable in 2013 but were deferred at the election of the executives, are included in the Summary Compensation Table.

(2)	All employer contributions and the above-market earnings portion of the amounts shown in the "Aggregate Earnings" column are included in the Summary Compensation Table.

(3)	Other than interest credits, no additional contributions are made to the Frozen Retirement Plans. No employee contributions are made to the NA Coal and HBB Long-Term Plans or the HBB Excess Plan.

(4)
The interest that is accrued under the Frozen Retirement Plans each calendar year is paid to those NEOs no later than March 15th of the following year. Because the interest that was credited to their accounts for 2012 was paid in 2013, it is reflected as a distribution for 2013.

(5)
Of Mr. Rankin's December 31, 2013 account balance, $533,298 is reported in the 2013 Summary Compensation Table. In addition, $4,544,733 of the account balance was previously reported in prior Summary Compensation Tables.

(6)
Of Mr. Rankin's December 31, 2013 account balance, $1,115,948 is reported in the 2013 Summary Compensation Table. In addition, $9,472,160 of the account balance was previously reported in prior Summary Compensation Tables.

(7)
The NEOs receive payment of the amounts earned under the Excess Plans for each calendar year (including interest) no later than March 15th of the following year. Because the payments for 2012 were made in 2013, they are reflected as a distribution in 2013. Because the payments for 2013 were made in 2014, they are reflected in the NEO's aggregate balance as of December 31, 2013 and are not reflected as a distribution in 2013. Since the total account balance is paid out each year, none of their current account balances was previously reported in prior Summary Compensation Tables.

(8)
$1,086,377 of Mr. Trepp's account balance and $230,787 of Mr. Salyers account balance is reported in the 2013 Summary Compensation Table and $1,961,829 of Mr. Trepp's account balance and $0 of Mr. Salyer's account balance was previously reported in prior Summary Compensation Tables.

(9)
$53,605 of Mr. Benson's December 31, 2013 account balance is reported in the 2013 Summary Compensation Table and $248,140 of his account balance was previously reported in prior Summary Compensation Tables.

(10)	$90,450 of Mr. Benson's account balance is reported in the 2013 Summary Compensation Table and $3,764,395 of his account balance was previously reported in prior Summary Compensation Tables.
Description of Nonqualified Deferred Compensation Plans
Refer to “Retirement Plans” beginning on page 30 for a detailed discussion of the terms of our nonqualified deferred compensation plans. The following is a summary of special rules that apply to the plans that are not otherwise described therein.
Mr. Rankin Excess Plan: In addition to the substitute matching benefits and profit sharing benefits previously described, Mr. Rankin also annually receives a benefit of $25,140 credited to his account under the NACCO Excess Plan.
Defined Benefit Pension Plans
The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under our qualified and nonqualified pension plans.
PENSION BENEFITS
As of Fiscal Year Ended December 31, 2013

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Alfred M. Rankin, Jr.	N/A (1)	N/A		N/A	N/A
J.C. Butler, Jr.	N/A (1)	N/A		N/A	N/A
Gregory H. Trepp	N/A (1)	N/A		N/A	N/A
Robert L. Benson	Combined Plan	28.10	(3)	$785,525	$0
	The SERP	28.10	(3)	$742,356	$0
Gregory E. Salyers	HBB Plan	7.6	(3)	$30,542	$0

(1)	Messrs. Rankin, Butler and Trepp have never participated in any of our defined benefit pension plans.

(2)
The amounts shown above were determined as of December 31, 2013, which is the measurement date for pension benefits that is used in the Company's financial statements. In determining the present value of the pension benefits in the Pension Table shown above, the following material assumptions were used:

•	a discount rate of 4.75% for the Combined Plan, 4.00% for the HBB Plan and 4.25% for the SERP;

•	the RP2000 mortality table with mortality improvement projected to 2021 and no collar adjustment; and

•	assumed retirement age of 65 (or, if already 65, age in 2013) with no pre-retirement decrement.

(3)
The number of years of credited service taken into account to determine pension benefits for Mr. Benson was frozen on December 31, 2004. Mr. Salyer's traditional defined benefit pension was frozen on June 30, 1987. His cash balance benefits were effective January 1, 1992 and were frozen December 31, 1996.

Description of Pension Plans
The NEOs no longer actively participate in any defined benefit pension benefits that are sponsored by NACCO or our subsidiaries.

NA Coal - Combined Plan and SERP: Mr. Benson's qualified pension benefits are provided under the Combined Defined Benefit Plan of NACCO Industries, Inc. and its Subsidiaries (the Combined Plan). His non-qualified pension benefits are provided under the SERP. His benefit was frozen December 31, 2004, but was increased by a COLA through December 31, 2013. His pension is computed under the following formula: (1) 1.1% of “final average pay” multiplied by years of credited service up to 30, plus (2) 0.5% of final average pay multiplied by years of credited service in excess of 30. Additional benefits are paid for earnings in excess of “covered compensation” taken into account for Federal Social Security purposes. “Final average pay” is his average annual earnings for the highest five years during the last ten years prior to the freeze date. Mr. Benson is eligible to start his unreduced pension following his termination of employment.
HBB Pension Plan: Mr. Salyers earned a combination of traditional defined benefits and cash balance pension benefits. His traditional pension was computed under the following formula: 1.5% of “final average pay” multiplied by years of credited service, reduced by a portion of his Social Security benefits. "Final average pay” is his average annual earnings for the highest five years during the last ten years prior to the freeze date. His cash balance benefits were computed based on a percentage of eligible compensation, using an age-based formula. His frozen cash balance account continues to earn interest. Mr. Salyers may commence distribution of his traditional pension in a reduced amount following termination of employment and reaching age 55 and may take a distribution of his cash balance benefits at any time following his termination of employment.
General Rules. Messrs. Benson and Salyers are 100% vested in their pension benefits. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments and excluded all other forms of compensation. The normal form of pension payment is a single life annuity for unmarried participants and a 50% or 75% joint and survivor annuity for married participants. Other forms of annuity payments are also available. Annuity benefits are reduced to reflect the survivorship protection. Mr. Salyers may elect to receive the cash balance portion of his pension benefit in the form of a lump sum.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2013, all filing requirements applicable for reporting persons were met, except as follows: An award of shares to David B.H. Williams under the Company's Non-Employee Directors' Plan was not reported timely on a Form 4 for his spouse, Clara R. Williams, due to administrative error.
Equity Compensation Plan Information

The following table sets forth the information as of December 31, 2013 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	406,264
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	406,264
Class B Shares:
Equity compensation plans approved by security holders	0	N/A	80,100
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	80,100

2.	Approval, for purposes of Section 162(m) of the Internal Revenue Code, of the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (Effective January 1, 2014)
For periods prior to 2014, the annual incentive compensation for HBB employees was paid under a short-term incentive compensation plan that was adopted each year by HBB. Effective January 1, 2014, the HBB Compensation Committee adopted a new HBB Short-Term Plan. For target awards that are issued on or after January 1, 2014, the HBB Short-Term Plan is being submitted for stockholder approval to meet one of the requirements under Code Section 162(m) governing the federal income tax deductibility of awards paid to covered employees under Code Section 162(m). The Compensation Committee expects to, but is not required to, administer the HBB Short-Term Plan in a manner that will permit the federal income tax deductibility of all or a portion of the awards paid under the HBB Short-Term Plan for 2014 and future years to covered employees under Code Section 162(m).
The HBB Short-Term Plan is not intended to provide new or additional compensation benefits to the employees of HBB and the substantive terms of the plan are identical to the terms of the 2013 HBB Short-Term Plan. The following summary of the HBB Short-Term Plan is qualified in its entirety by reference to the HBB Short-Term Plan attached to this Proxy Statement as Appendix A.
Purpose. Consistent with prior short-term incentive compensation plans sponsored by HBB, the purpose of the HBB Short-Term Plan is to further the profits and growth of HBB by enabling it to attract and retain employees by offering the opportunity to earn annual incentive compensation to those employees who will be in a position to make significant contributions to such profits and growth.
Administration and Eligibility. The HBB Short-Term Plan will be administered by the HBB Compensation Committee. Salaried employees of HBB in salary grades 14 and above, including directors of HBB who are also employees of HBB, who occupy key positions are eligible to participate in the HBB Short-Term Plan. As of March 1, 2014, there were 100 individuals who participated in the HBB Short-Term Plan. The Compensation Committee approves HBB Short-Term Plan participants and applicable performance objectives for each year not later than the 90th day of each year, although new participants may be added at a later date, subject to restrictions under Code Section 162(m) and provided that they are employed before September 1st of the performance period.
Awards. Each year, the Compensation Committee establishes a short-term incentive target for each participant. The awards are expressed in a dollar amount equal to a percentage of the participant's salary midpoint based on the number of Hay points assigned to the participant's position and the short-term incentive target percentage for that Hay point level. No minimum or threshold award levels will be established. However, maximum award levels will be established for all performance objectives. The maximum award level represents the maximum amount of incentive award that may be paid to a participant for a performance period, even if the maximum performance level is exceeded. Under no circumstances will any participant receive a final award under the HBB Short-Term Plan in any calendar year exceeding $2,500,000.
Final awards under the HBB Short-Term Plan are made to participants for one-year performance periods in amounts determined pursuant to performance goals and formulas that will be based upon specified performance objectives of the participants, HBB and/or its subsidiaries. The performance objectives for any award (or portion thereof) that is designated by the Compensation Committee to be a “qualified performance-based award” under Code Section 162(m) will be established not later than the 90th day of the performance period on which the award is to be based. The Compensation Committee must certify that the performance thresholds and any other material terms were met or exceeded prior to payment of any final award. However, unless waived, the Compensation Committee retains discretionary authority to increase or decrease the amount of any award that would otherwise be payable to a participant (except with respect to awards for the covered employees under Code Section 162(m) which may only be decreased).
In the event of a change in control (as defined in the HBB Short-Term Plan), participants will be entitled to receive a pro-rata award for the year, in an amount equal to the target award for the year, pro-rated to reflect the period of time the participant was employed during such year prior to the change in control.
Awards are paid in cash during the period from January 1st through March 15th of the calendar year following the end of each performance period.
Final 2013 Awards and Target 2014 Awards. Final awards under the HBB Short-Term Plan for 2013 with respect to the NEOs are shown in the Summary Compensation Table on page 35. Although final awards under the HBB Short-Term Plan for 2014 and thereafter are not currently determinable, the following are target awards for 2014 for our NEOs, all of our executive officers as a group, all non-executive directors as a group and all non-executive officer employees as a group.

HBB Short-Term Plan

Name and Position	Dollar Value(s)
Alfred M. Rankin, Jr. - Chairman, President and CEO of NACCO and Chairman of HBB, NA Coal and KC	$—	(1)
J.C. Butler, Jr. - Sr. Vice President-Finance, Treasurer and Chief Administrative Officer of NACCO and Sr. Vice President-Project Development and Administration of NA Coal	$—	(1)
Gregory H. Trepp - President and Chief Executive Officer of HBB and CEO of KC	$433,860
Robert L. Benson - President and Chief Executive Officer of NA Coal	$—	(1)
Gregory E. Salyers - Senior Vice President, Global Operations of HBB	$167,450
Executive Officer Group (21 persons)	$1,198,005	(1)
Non-Executive Director Group (8 persons)	$—	(2)
Non-Executive Officer Employee Group (4,079 persons)	$2,225,533	(1)

(1)	Employees who are not employed by HBB are not eligible to participate in the HBB Short-Term Plan.

(2)	Directors who are not employees of HBB are not eligible to participate in the HBB Short-Term Plan.
The Compensation Committee will adopt no later than March 30, 2014 the performance objectives and targets for the awards that will be earned for the one-year performance period ending December 31, 2014. Under the terms of the HBB Short-Term Plan, the permissible performance objectives may be described in terms of HBB-wide objectives or objectives that are related to the performance of (i) the individual participant or (ii) any subsidiary, division, business unit, department or function of HBB. Performance objectives may be measured on an absolute or relative basis. Different groups of participants may be subject to different performance objectives for the same performance period. Relative performance may be measured by a group of peer companies or by a financial market index. Performance objectives shall be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more of the following criteria: return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, new project development, adjusted standard margin or net sales.
Stockholder Vote. The affirmative vote of a majority of the votes cast is required to approve this proposal for purposes of Code Section 162(m). In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that is present in person or represented by proxy, and that is actually voted on this proposal, is required to approve this proposal. As a result, other than as set forth above, abstentions and broker non-votes in respect of this proposal will not be counted for purposes of determining whether this proposal has received the requisite approval under our Bylaws by our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE, FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE, THE HAMILTON BEACH BRANDS, INC. ANNUAL INCENTIVE COMPENSATION PLAN (EFFECTIVE JANUARY 1, 2014).
It is intended that the shares represented by proxies in the enclosed form(s) will be voted for the proposal to approve the HBB Short-Term Plan, unless contrary instructions are received. If the HBB Short-Term Plan is not approved by Company stockholders, no payments will be made under the HBB Short-Term Plan with respect to 2014 and thereafter.

3.	Advisory Vote to Approve the Company's Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote on the Company's executive compensation program for its NEOs, as described in this Proxy Statement, referred to as the say-on-pay vote. In addition, as required by the Dodd-Frank Act, the Company held a non-binding advisory vote of stockholders to determine whether the say-on-pay vote should occur every 1, 2 or 3 years. The say-on-pay vote is currently scheduled to be conducted every three years. The next say-on-pay vote is expected to take place at the 2017 annual meeting of stockholders.

At our 2011 annual meeting, a substantial majority (over 94%) of the votes cast on our say-on-pay proposal approved the compensation of our NEOs. The Compensation Committee believes that this overwhelming support reinforces the philosophy and objectives of our executive compensation program.

Why You Should Approve our Executive Compensation Program

The guiding principle of our compensation program for senior management employees, including NEOs, is the maintenance of a strong link between an employee's compensation, individual performance and the performance of the Company as a whole and/or the subsidiary for which the employee has responsibility. The primary objectives of our compensation program are to:

•	attract, retain and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company; and

•	ensure management's interests are clearly aligned with those of our stockholders.

We encourage stockholders to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with stockholder interests.
We believe that stockholders should consider the following in determining whether to approve this proposal.
Our Compensation Program is Highly Aligned with Stockholder Value
We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. The Compensation Committee carefully reviews each of these components in relation to our performance. Incentive-based compensation plans are designed to provide rewards for achieving or surpassing operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the NEOs, with our long-term interests.
Our Compensation Program has a Strong Pay-for-Performance Orientation
Our compensation program continues to be designed to motivate our leaders to deliver superior business performance that balances annual results and long-term sustained performance. Our executive compensation program pays for performance against financial and other targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.
Actual annual compensation for the NEOs varies year to year based on business results and individual performance. As illustrated on the target total compensation table on page 16, over 81% of Mr. Rankin's 2013 target compensation was variable or "at risk" and tied to Company performance and, as a group, 67% of the NEOs' target compensation was tied to Company performance.
Although the design of our compensation program offers opportunities for employees to earn enhanced compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet or exceed the previously established performance targets for the year. In years when we have weaker financial results, payouts under the incentive compensation plans will generally be lower, as exemplified in the 12.2% payout under the NA Coal Long-Term Plan for 2013, which resulted in Mr. Benson's total compensation being less than 71% of his target compensation for the year and Mr. Butler's total compensation being less than 85% of his target compensation for the year. In years when we have stronger financial results, payouts under the incentive compensation plans will generally be greater.
Our Compensation Program Has Appropriate Long-Term Orientation
The purpose of our long-term incentive compensation plans is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our businesses. Our long-term incentive compensation plans generally require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which encourages our executives to focus on our long-term profitability and which strengthens the tie between stockholders' and the NEOs' long-term interests.
With respect to awards issued under the NACCO Long-Term Equity Plan in particular, any gain the executives realize in the long-run depends on what management does to drive the financial performance of the Company and increase our stock price. This is because the restricted shares of Class A Common that are awarded under the NACCO Long-Term Equity Plan generally may not be transferred for ten years. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the awards is enhanced as the value of the stock increases. Thus, the awards provide the executives with an incentive over the ten-year period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. We believe that this encourages our executives to maintain a long-term focus on our profitability, which is also in the stockholders' best interests.
Our Compensation Program Is Subject to Good Governance Practices
In addition to our emphasis on pay-for-performance and long-term orientation, we design our compensation program to be current with best practices and good corporate governance. We also consider the risks associated with our compensation program and we believe that this emphasis and risk analysis align with long-term stockholder value. Some of our governance practices include:

•	the use of an independent compensation consultant;

•	the use of very limited change in control protections that do not provide for any tax-gross ups;

•	no guaranteed salaries or minimum bonuses for any NEO;

•	no severance or employment agreements with any NEO;

•	no active defined benefit plans or supplemental defined benefit retirement plans;

•	equity compensation awards must generally be held for a period of 10 years;

•	long-term incentive compensation awards are not taken into account for purposes of any retirement plan; and

•	we provide a modest level of cash-based perquisites.

As illustrated above, the Compensation Committee has taken and will continue to take action to structure our compensation program in a manner that is performance-based, consistent with good corporate governance practices and aligned with long-term stockholder value. Therefore, stockholders are asked to cast a non-binding, advisory vote to address the following resolution that will be submitted for a stockholder vote at the meeting:
“RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED.”
Stockholder Vote. In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that is present in person or represented by proxy and that is actually voted is required to approve this proposal. You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the say-on-pay vote will not be binding on us or the Board. The final decision on the Company's executive compensation and benefits remains with the Board and the Compensation Committee. However, we and the Board value the views of our stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION.

4.	Ratification of Appointment of the Independent Registered Public Accounting Firm of the Company for the Current Fiscal Year
Ernst & Young LLP has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and certain of our subsidiaries. The appointment of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board of Directors believes that obtaining stockholder ratification is a sound governance practice.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT FISCAL YEAR.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.

If our stockholders fail to vote on an advisory basis in favor of the appointment of Ernst & Young LLP, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of Ernst & Young, LLP is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal 2014 if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit Fees
2013 - Ernst & Young LLP billed or will bill us $2.35 million, in the aggregate, for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and internal controls for the fiscal year ended December 31, 2013 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2013, as well as for services provided in connection with statutory audits and regulatory filings with the SEC.
2012 - Ernst & Young LLP billed us $2.6 million, in the aggregate, for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and internal controls for the fiscal year ended December 31, 2012 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2012, as well as for services provided in connection with statutory audits and regulatory filings with the SEC.
Audit-Related Fees
2013 and 2012 - Ernst & Young LLP billed or will bill us less than $0.1 million, in the aggregate, each year for assurance and related services rendered by Ernst & Young LLP in each of 2013 and 2012, primarily related to services for accounting advisory services and audits of certain employee benefit plans.
Tax Fees
2013 and 2012 - Ernst & Young LLP did not provide services and has not billed and will not bill us for professional tax services rendered by Ernst & Young LLP during the fiscal years ended December 31, 2013 and 2012.
All Other Fees
2013 and 2012 - Ernst & Young LLP did not provide services and has not billed and will not bill us fees for services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” during the fiscal years ended December 31, 2013 and 2012.
Except as set forth above and approved by the Audit Review Committee pursuant to our pre-approval policies and procedures, no assurance or related services, tax compliance, tax advice or tax planning services were performed by the principal independent registered public accounting firm for us during the last two fiscal years.
Pre-Approval Policies and Procedures
Under our pre-approval policies and procedures, only audit, audit-related services and limited tax services will be performed by our principal independent registered public accounting firm. All audit, audit-related, tax and other accounting services to be performed for us must be pre-approved by our Audit Review Committee. In furtherance of this policy, for 2013, the Audit Review Committee authorized us to engage Ernst & Young LLP for specific audit, audit-related and tax services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee together with one other Audit Review Committee member the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of authorities and commitments at each general meeting of the Audit Review Committee.
The Audit Review Committee has considered whether the providing of the non-audit services to us by Ernst & Young LLP is compatible with maintaining its independence. In addition, as a result of the recommendation of the Audit Review Committee, we have adopted policies limiting the services provided by our independent registered public accounting firm that are not audit or audit-related services.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON
Set forth in the following tables is the indicated information as of February 28, 2014 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, principal executive officer, principal financial officers and the three other most highly compensated executive officers during 2013 and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.
Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.
Amount and Nature of Beneficial Ownership
Class A Common Stock

Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Dimensional Fund Advisors LP (1) 6300 Bee Cave Road Austin, Texas 78746	Class A	466,987	(1)	—		466,987	(1)	7.44%
LSV Asset Management (2) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	Class A	421,816	(2)	—		421,816	(2)	6.72%
Beatrice B. Taplin (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	342,783		—		342,783		5.46%
Zuckerman Investment Group (4) 155 N. Wacker Drive, Suite 1700 Chicago, IL 60606	Class A	318,144		—		318,144		5.07%
John P. Jumper (5)	Class A	2,302		—		2,302		**
Dennis W. LaBarre (5)	Class A	12,903		—		12,903		**
Richard de J. Osborne (5)	Class A	7,953		—		7,953		**
Alfred M. Rankin, Jr.	Class A	283,954		507,503	(6)	791,457	(6)	12.61%
James A. Ratner (5)	Class A	1,504		—		1,504		**
Britton T. Taplin (5)	Class A	35,515		5,755	(7)	41,270	(7)	**
David F. Taplin (5)	Class A	14,438		18,000	(8)	32,438	(8)	**
John F. Turben (5)	Class A	5,838		—		5,838		**
David B.H. Williams (5)	Class A	3,946		492,442	(9)	496,388	(9)	7.91%
J.C. Butler, Jr.	Class A	40,537		489,403	(10)	529,940	(10)	8.44%
Robert L. Benson	Class A	—		—		—		—
Gregory E. Salyers	Class A	—		—		—		—
Gregory H. Trepp	Class A	—		—		—		—
All executive officers and directors as a group (29 persons)	Class A	411,412		626,003	(11)	1,037,415	(11)	16.53%
** Less than 1.0%.

(1)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 10, 2014 reported that Dimensional Fund Advisors LP, which is referred to as Dimensional, may be deemed to beneficially own the shares of

Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as an investment manager to certain other commingled group trusts and separate accounts, which are referred to collectively as the Dimensional Funds, which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 451,962 shares of Class A Common and the sole power to invest 466,987 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(2)
A Schedule 13G filed with the SEC with respect to Class A Common on February 10, 2014 reported that LSV Asset Management may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(3)	A Schedule 13G/A filed with the SEC with respect to Class A Common on February 14, 2014 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class A Common reported above.

(4)
A Schedule 13G filed with the SEC with respect to Class A Common on February 13, 2014 reported that the Zuckerman Investment Group may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(5)
Pursuant to our Non-Employee Directors' Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 28, 2014. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2014 by taking the amount of such director's quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director's quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2014.

(6)
Alfred M. Rankin, Jr. may be deemed to be a member of Rankin Associates II, L.P., which is referred to as Associates, which is made up of the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc., which is referred to as RMI, the general partner of Associates. Associates may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class A Common held by Associates. Although Associates holds the 338,295 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates. As a result of holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P., which we refer to as Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 105,272 shares of Class A Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 507,503 shares of Class A Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Associates and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(7)
Britton T. Taplin may be deemed to share with his spouse voting and investment power over 5,755 shares of Class A Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares. Mr. Taplin has pledged 2,023 shares of Class A Common.

(8)
David F. Taplin may be deemed to share with his step-sister the power to vote and dispose of 18,000 shares of Class A Common as a result of being a co-trustee of a trust; however, Mr. Taplin has disclaimed beneficial ownership of such shares to the extent in excess of his pecuniary interest in such shares.

(9)
David B.H. Williams may be deemed to be a member of Associates and, accordingly, may be deemed to beneficially own and share the power to dispose of, 338,295 shares of Class A Common held by Associates. In addition, Mr. Williams may be deemed to share with his spouse voting and investment power over 45,836 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Williams' spouse is also a member of Rankin IV, therefore he is deemed to share beneficial ownership of 105,272 shares of Class A Common held by Rankin IV; he disclaims all interest in such shares. Mr. Williams also disclaims 3,039 shares of Class A Common held in trusts for the benefit of his minor daughters and for which he is a trustee and has sole power to vote and dispose of the shares.

(10)
J.C. Butler, Jr., an executive officer of NACCO, is deemed to be a member of Associates and, accordingly, may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. Mr. Butler's spouse is a member of Rankin IV, therefore he is deemed to share beneficial ownership of 105,272 shares of Class A Common held by Rankin IV; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 7,430 shares of Class A Common held in trust for the benefit of his minor children and for which he is the trustee and has sole power to vote and dispose of the shares. Mr. Butler is deemed to share with his spouse the power to vote and dispose of 45,836 shares of Class A Common beneficially owned by Mr. Butler's spouse; however, Mr. Butler disclaims beneficial ownership of such shares.

(11)
The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. Rankin has disclaimed beneficial ownership in note (6) above; (ii) Mr. B. Taplin has disclaimed beneficial ownership in note (7) above; (iii) Mr. D. Taplin has disclaimed beneficial ownership in note (8) above; (iv) Mr. Williams has disclaimed beneficial ownership in note (9) above; and (v) Mr. Butler has disclaimed beneficial ownership in note (10) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 28, 2014 pursuant to the Non-Employee Directors' Plan.

Class B Common Stock

Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class B	—	(1)	—	(1)	1,542,757	(1)	97.58%
Rankin Associates I, L.P., et al. (2) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(2)	—	(2)	472,371	(2)	29.88%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	337,310	(3)	—		337,310	(3)	21.34%
Rankin Associates IV, L.P., et al. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(4)	—	(4)	294,728	(4)	18.64%
John P. Jumper	Class B	—		—		—		—
Dennis W. LaBarre	Class B	100		—		100		**
Richard de J. Osborne	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	63,052	(5)	767,099	(5)	830,151	(5)	52.51%
James A. Ratner	Class B	—		—		—		—
Britton T. Taplin	Class B	—		—		—		—
David F. Taplin	Class B	15,883	(6)	—		15,883	(6)	1.00%
John F. Turben	Class B	—		—		—		—
David B.H. Williams	Class B	—		767,099	(7)	767,099	(7)	48.52%
J.C. Butler, Jr.	Class B	—		767,099	(8)	767,099	(8)	48.52%
Robert L. Benson	Class B	—		—		—		—
Gregory E. Salyers	Class B	—		—		—		—
Gregory H. Trepp	Class B	—		—		—		—
All executive officers and directors as a group (29 persons)	Class B	79,035	(9)	767,099	(9)	846,134	(9)	53.52%

** Less than 1.0%.

(1)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, which is referred to as the Stockholders 13D, reported that, except for NACCO and PNC Bank, N.A., as depository, the signatories to the stockholders' agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders' agreement, which is an aggregate of 1,542,757 shares. The stockholders' agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders' agreement constituted 97.58% of the Class B Common outstanding on February 28, 2014 or 69.85% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders' agreement. Under the stockholders' agreement, NACCO may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders' agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common.

(2)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, reported that Rankin Associates I, L.P., which is referred to as Rankin I, and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders' agreement.

(3)
Beatrice B. Taplin has the sole power to vote and dispose of 337,310 shares of Class B Common held in trusts. The Stockholders 13D reported that the Class B Common beneficially owned by Beatrice B. Taplin is subject to the stockholders' agreement.

(4)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, reported that the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 294,728 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 294,728 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders' agreement.

(5)
Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (2) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I. In addition, Mr. Rankin may be deemed to be a member of the group described in note (4) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 294,728 shares of Class B Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 751,723 shares of Class B Common held by Rankin I and Rankin IV to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders' agreement.

(6)	The Stockholders 13D reported that the Class B Common beneficially owned by David F. Taplin is subject to the stockholders' agreement.

(7)
David B.H.Williams' spouse is a member of Rankin I and Rankin IV; therefore, he may be deemed to share beneficial ownership of 767,099 shares of Class B Common held by Rankin I and Rankin IV. Mr. Williams disclaims beneficial ownership of such shares. The Stockholders 13D reported that the Class B Common beneficially owned by Mr. Williams is subject to the stockholders' agreement.

(8)
J.C. Butler, Jr., an executive officer of NACCO, has a spouse who is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 767,099 shares of Class B Common held by Rankin I and Rankin IV. Mr. Butler disclaims beneficial ownership of such shares. The Stockholders 13D reported that the Class B Common beneficially owned by Mr. Butler is subject to the stockholders' agreement.

(9)
The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Rankin has disclaimed beneficial ownership in note (5) above, Mr. Williams has disclaimed beneficial ownership in note (7) above and Mr. Butler has disclaimed beneficial ownership in note (8) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., an executive officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. and the brother-in-law of David B.H. Williams. David B.H. Williams is the son-in-law of Alfred M. Rankin Jr. and brother-in-law of Mr. Butler. The combined beneficial ownership of such persons shown in the foregoing tables equals 1,347,142 shares, or 21.46%, of the Class A Common and 1,183,344 shares, or 74.85%, of the Class B Common outstanding on February 28, 2014. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,380,198 shares, or 21.99%, of the Class A Common and 1,183,444 shares, or 74.85%, of the Class B Common outstanding on February 28, 2014. Such shares of Class A Common and Class B Common together represent 59.83% of the combined voting power of all Class A Common and Class B Common outstanding on such date.
SUBMISSION OF STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received at our executive offices on or before November 18, 2014. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 18, 2014 but on or before January 17, 2015 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 18, 2014 and January 17, 2015. Notices should be submitted to the address set forth above.
COMMUNICATIONS WITH DIRECTORS
Our security holders and other interested parties may communicate with our Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our or our subsidiaries business or communications that relate to improper or irrelevant topics.
SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by in-person meeting, telephone or other forms of communication. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS
The directors know of no other matters which are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
John D. Neumann
Secretary
Cleveland, Ohio
March 18, 2014
It is important that the proxies be returned promptly. Stockholders who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/NC) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to fill out, sign, date and return the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to be able to attend the annual meeting and vote in person, please contact our General Counsel at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, or call (440) 229-5151 or email ir@naccoind.com.

Appendix A

HAMILTON BEACH BRANDS, INC.
ANNUAL INCENTIVE COMPENSATION PLAN
(Effective January 1, 2014)

1.	Effective Date
Subject to Section 15, the effective date of this Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (the “Plan”) is January 1, 2014.

2.	Purpose of the Plan
The purpose of this Plan is to further the long-term profits and growth of Hamilton Beach Brands, Inc. (the “Company”) by enabling the Employers to attract and retain senior employees by offering annual incentive compensation to those employees who will be in a position to make significant contributions to such profits and growth. This incentive is in addition to all other compensation.

3.	Application of Code Section 409A
It is intended that the compensation arrangements under the Plan be exempt from the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Employers do not guarantee any particular tax result to Participants or Beneficiaries with respect to any payments provided hereunder, including tax treatment under Code Section 409A.

4.	Definitions
(a) “Award” shall mean the cash awards granted to a Participant under this Plan for the Award Terms.
(b)“Award Term” shall mean the one-year period on which an Award is based, as established by the Committee and specified in the Guidelines. Any Award Term applicable to a Qualified Performance-Based Award shall be established by the Committee not later than 90 days after the commencement of the Award Term on which such Qualified Performance-Based Award will be based and prior to the completion of 25% of such Award Term.
(c)“Beneficiary” shall mean the person(s) designated in writing (on a form acceptable to the Committee) to receive the payment of all amounts hereunder in the event of the death of a Participant. In the absence of such a designation and at any time when there is no existing Beneficiary hereunder, a Participant’s Beneficiary shall be his surviving legal spouse or, if none, his estate.
(d)“Change in Control” shall mean the occurrence of an event described in Appendix 1 hereto.
(e)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(f)“Committee” shall mean the Compensation Committee of the Board of Directors of the Company, any other committee appointed by such Board of Directors, or any sub-committee appointed by the Compensation Committee to administer this Plan in accordance with Section 5; provided that such committee or sub-committee consists of not less than two directors of the Company and so long as each such member of the committee or sub-committee is an “outside director” for purposes of Code Section 162(m).
(g)“Covered Employee” shall mean any Participant who is a “covered employee” for purposes of Code Section 162(m) or any Participant who the Committee determines in its sole discretion is likely to become such a covered employee.

(h)“Disability” or “Disabled.” A Participant shall be deemed to have a “Disability” or be “Disabled” if the Participant has an approved application for disability benefits under an Employer’s long-term disability plan or under any applicable governmental program.
(i) “Facility Closure or Partial Closure” means any layoff that requires a WARN Act notice in the United States.
(j)“Guidelines” shall mean the guidelines that are approved by the Committee for each Award Term for the administration of the Awards granted under the Plan. To the extent that there is any inconsistency between the Guidelines and the Plan, the Guidelines shall control.
(k)“Hay Salary Grade” shall mean the salary grade or Salary Points assigned to a Participant by the Employers pursuant to the Hay Salary System, or any successor salary system subsequently adopted by the Employers; provided, however, that for purposes of determining Target Awards for U.S. Participants, the midpoint of the national salary ranges (unadjusted for geographic location) shall be used.
(l) “Participant” shall mean any person who meets the eligibility criteria set forth in Section 6 and who is granted an Award under the Plan or a person who maintains an Account balance hereunder.
(m)“Payment Period” means, with respect to any Award Term, the period from January 1 to March 15 of the calendar year immediately following the calendar year in which such Award Term ends.
(n)“Performance Objectives” shall mean the performance objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or any Subsidiary, division, business unit, department or function of the Company. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more of the following criteria: return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, new project development, adjusted standard margin or net sales.
(o)“Qualified Performance-Based Award” shall mean any Award or portion of an Award granted to a Covered Employee on or after January 1, 2014 that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m).
(p)“Retirement” or “Retire” shall mean the termination of a Participant’s employment with the Employers after the Participant has reached age 60 and completed at least 10 years of service.
(q) “Salary Points” means the salary points assigned to a Participant by the Committee for the applicable Award Term pursuant to the Hay salary point system, or any successor salary point system adopted by the Committee.
(r)“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision.

(s)“Subsidiary” shall mean any corporation, partnership or other entity, the majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company. The Company and the Subsidiaries shall be referred to herein collectively as the “Employers.”
(t)“Target Award” shall mean a dollar amount calculated by multiplying (i) the designated salary midpoint that corresponds to a Participant’s Hay Salary Grades by (ii) the short-term incentive compensation target percent for that Hay Salary Grade for the applicable Award Term, as determined by the Committee. The Target Award is the Award that would be paid to a Participant under the Plan if each Performance Objective is met at exactly target.

5.Administration
(a)This Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Company and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.
(b)The Committee shall have complete authority to interpret all provisions of this Plan, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan. Notwithstanding the foregoing, no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be treated as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

6.Eligibility
Any person who is classified by the Employers as a salaried employee of the Employers generally at a Hay Salary Grade of 14 or above (or a compensation level equivalent thereto), who in the judgment of the Committee (or the Chief Executive Officer for employees below Hay Salary Grade 18), occupies a management position in which his efforts may significantly contribute to the profits or growth of the Employers, may be eligible to participate in the Plan. Notwithstanding the foregoing, (a) directors of the Company who are not classified as salaried employees of the Employers; (b) commissioned personnel such as salesperson, regional general managers and manufacturer’s representatives; (c) any employee who participates in any other incentive compensation plan of the Employers for the entire Award Term or who is eligible for a bonus under a separate written contract with the Employers for such Award Term; (d) leased employees (as such term is defined in Code Section 414); and (e) employees hired after August 31st of an Award Term shall not be eligible to participate in the Plan.

7.	Awards
The Committee may, from time to time and upon such conditions as it determines, authorize the granting of Awards to Participants for each Award Term, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:

(a)The Committee shall approve (i) a Target Award to be granted to each Participant and (ii) a formula for determining the amount of each Award for such Award Term, which formula is based upon the Company’s achievement of

Performance Objectives, as set forth in the Guidelines; provided, however, that with respect to any Qualified Performance-Based Award, the Committee shall approve the foregoing not later than the ninetieth day of the applicable Award Term and prior to the completion of 25% of such Award Term. At such time, the Committee shall designate whether the Award is a Qualified Performance-Based Award.

(b)Prior to the end of the Payment Period, the Committee shall approve (i) a preliminary calculation of the amount of each Award based upon the application of the formula and actual Company performance to the Target Awards previously determined in accordance with Section 7(a) and (ii) a final calculation and approval of the amount of each Award to be granted to each Participant for the Award Term. Such approval shall be certified in writing by the Committee before any amount is paid for any Award granted with respect to an Award Term. Notwithstanding the foregoing, (1) the Committee shall have the power to decrease the amount of any Award below the amount determined in accordance with the foregoing provisions and (2) the Committee shall have the power to increase the amount of any Award above the amount determined in accordance with the foregoing provisions; adjust the amount thereof in any other manner determined by the Committee and/or grant discretionary Awards hereunder, in its sole and absolute discretion. Notwithstanding the foregoing, (X) no such decrease may occur following a Change in Control; (Y) no such increase, adjustment or other change may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)) and (Z) no Award, including any Award equal to the Target Award, shall be payable under the Plan to any Participant except as determined and approved by the Committee.

(c)Calculations of Target Awards for U.S. Participants for an Award Term shall initially be based on a Participant’s Hay Salary Grade as of January 1st of the Award Term. Calculations of Target Awards for Non-U.S. Participants for an Award Term shall be determined in accordance with the Guidelines in effect for such Award Term. However, such Target Awards may be changed during or after the Award Term under the following circumstances: (i) if a Participant receives a change in Hay Salary Grade, salary midpoint and/or short-term incentive compensation target percentage during an Award Term, such change will be reflected in a pro-rata Target Award, (ii) employees hired into or promoted to a position eligible to participate in the Plan (as specified in Section 6 above) during an Award Term will, if designated as a Plan Participant by the Committee (or the Chief Executive Officer for employees below Hay Salary Grade 18), be assigned a pro-rated Target Award based on their length of service during an Award Term (provided that a newly hired employee may not participate in the Plan for an Award Term if hired after August 31st of such Award Term) and (iii) the Committee may increase or decrease the amount of the Target Award at any time, in its sole and absolute discretion; provided, however, that (X) no such decrease may occur following a Change in Control and (Y) no such increase, adjustment or other change may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)). In order to be eligible to receive an Award for an Award Term, the Participant must be employed by the Employers and must be a Participant on December 31st of the Award Term. Notwithstanding the foregoing, if a Participant who was actively employed for at least 90 days during an Award Term terminates employment during such Award Term on account of death, Disability, Retirement or Facility Closure or Partial Closure, the Participant shall be entitled to a pro-rata portion of the Award for such Award Term, calculated based on actual Company performance for the entire Award Term in accordance with Section 7(b)(ii) above and based on the number of days the Participant was actually employed by the Employers during the Award Term. A Participant who is not a Covered Employee may also receive a pro-rata Award under the foregoing rules under other circumstances, upon recommendation of the Chief Executive Officer and with the approval of the Committee.

(d)Notwithstanding any other provision of the Plan, the maximum cash value of the Award granted to a Participant under this Plan for any Award Term shall not exceed $2,500,000.

(e)All determinations under this Section shall be made by the Committee. Each Qualified Performance-Based Award shall be granted and administered to comply with the requirements of Code Section 162(m).

8.Payment.
The Participant’s Employer (or former Employer) shall deliver to the Participant (or, if applicable, his Beneficiary), a check/bank deposit in full payment of each Award hereunder during the applicable Payment Period..

9.	Change in Control
(a)The following provisions shall apply notwithstanding any other provision of the Plan to the contrary.
(b)Amount of Award for Year of Change In Control. In the event of a Change in Control during an Award Term, the amount of the Award payable to a Participant who is employed on the date of the Change in Control (or who was actively employed for 90 days in the Award Term and whose employment terminated due to death, Disability, Retirement or Facility Closure or Partial Closure during such Award Term and prior to the Change in Control) for such Award Term shall be equal to the Participant’s Target Award for such Award Term multiplied by a fraction, the numerator of which is the number of days during the Award Term during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Award Term.
(c)Time of Payment. In the event of a Change in Control, the payment date of the pro-rata Target Award for the Award Term shall be the date that is between two days prior to, or within 30 days after, the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

10.Amendment, Termination and Adjustments
(a)The Committee, in its sole and absolute discretion, may alter or amend this Plan from time to time; provided, however, that no such amendment shall, without the written consent of a Participant, (i) reduce the amount of any outstanding Award that was previously approved by the Committee but not yet paid as of the date of the amendment or (ii) modify Section 9(b) hereof.
(b)The Committee, in its sole and absolute discretion, may terminate this Plan (or any portion thereof) at any time; provided that, without the written consent of a Participant, no such termination shall reduce the amount of any outstanding Award that was previously approved by the Committee but not yet paid as of the date of the termination.
(c)No amendment may cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).
(d)Any amendment or termination of the Plan shall be in the form of a written instrument executed by an officer of the Company on the order of the Committee. Such amendment or termination shall become effective as of the date specified in the instrument or, if no such date is specified, on the date of its execution.

11.General Provisions

(a)No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of the Employers to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employers might have done if this Plan had not been adopted.
(b)Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except when preempted by federal law.
(c)Expenses. Expenses of administering the Plan shall be paid by the Employers, as directed by the Company.
(d)Assignability. No Award granted to a Participant under this Plan shall be transferable by him for any reason whatsoever or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary; provided, however, that upon the death of a Participant, any amounts payable hereunder shall be paid to the Participant’s Beneficiary.
(e)Taxes. There shall be deducted from each payment under the Plan the amount of any tax required by any governmental authority to be withheld and paid over to such governmental authority for the account of the person entitled to such payment.
(f)Limitation on Rights of Participants; No Trust.
No trust has been created by the Employers for the payment of any benefits under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Employer or former Employer of the Participant, and the Participants and Beneficiaries are merely unsecured creditors of the Participant’s Employer or former Employer.
(g)Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Employers from all liability with respect to such Award.
(h)Miscellaneous.
(i)Headings. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof.
(ii)Construction. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.
(iii)Offset of Awards. Notwithstanding anything in the Plan to the contrary, if, prior to the payment of any Award, it is determined that any amount of money is owed by the Participant to any Employer, the Award otherwise payable to the Participant may be reduced in satisfaction of the Participant’s debt to such Employer. Such amount(s) owed by the Participant to the Employer may include, but is not limited to, the unused balance of any cash advances previously obtained by the Participant, or any outstanding credit card debt incurred by the Participant.
12.    Liability of Employers. The Employers shall each be liable for the payment of the Awards that are payable hereunder to or on behalf of the Participants who are (or were) its employees.

13.Approval by Stockholders
This Plan shall be submitted for approval by the stockholders of NACCO Industries, Inc. If such approval has not been obtained by July 1, 2014, all grants of Target Awards made on or after January 1, 2014 for Award Terms beginning on or after January 1, 2014 shall be rescinded.
Appendix 1.    Change in Control.
Change in Control. The term “Change in Control” shall mean the occurrence of any of the events listed in I or II, below on or after January 1, 2014; provided that such occurrence meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:

I. i.
Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of a Related Company (as defined below) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities by any Person pursuant to an Excluded Business Combination (as defined below); or

ii.
The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of any Related Company or the acquisition of assets of another corporation, or other transaction involving a Related Company (“Business Combination”) excluding, however, such a Business Combination pursuant to which either of the following apply (such a Business Combination, an “Excluded Business Combination”) (A) a Business Combination involving Housewares Holding Co. (or any successor thereto) that relates solely to the business or assets of The Kitchen Collection, Inc. (or any successor thereto) or (B) a Business Combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of any Related Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns any Related Company or all or substantially all of the assets of any Related Company, either directly or through one or more subsidiaries).

II. i. Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A) directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B) by any Person pursuant to an Excluded NACCO Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting

Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):

(A) the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B) at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.

III. Definitions. The following terms as used herein shall be defined as follow:

1. “Incumbent Directors” means the individuals who, as of December 31, 2009, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a‑12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2. “Permitted Holders” shall mean, collectively, (i) the parties to the Amended and Restated 2012 Stockholders’ Agreement, as further amended from time to time, by and among the “Depository,” the “Participating Stockholders” (both as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.

3. “Related Company” means Hamilton Beach Brands, Inc. and its successors (“HB”), any direct or indirect subsidiary of HB and any entity that directly or indirectly controls HB.

NACCO Industries, Inc.

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 7, 2014.

Vote by Internet

- Go to **www.investorvote.com/NC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors:

01 - Scott S. Cowen	02 - John P. Jumper	03 - Dennis W. LaBarre
04 - Richard de J. Osborne	05 - Alfred M. Rankin, Jr.	06 - James A. Ratner
07 - Britton T. Taplin	08 - David F. Taplin	09 - David B. H. Williams

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **Mark here to vote FOR ALL EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09
☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Proposal to approve, for purposes of Section 162(m) of the Internal Revenue Code, the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (Effective January 1, 2014).	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Proposal to ratify the appointment of the independent registered public accounting firm of the Company for the current fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01S4JB

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of
NACCO Industries, Inc. Stockholders

May 8, 2014, 9:00 a.m. Local Time
NACCO Industries, Inc.
5875 Landerbrook Dr., Cleveland, OH 44124

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NACCO Industries, Inc.

Notice of 2014 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 8, 2014

Richard de J. Osborne and Alfred M. Rankin, Jr., or either of them, each with the full power of substitution, are hereby authorized to represent and vote all shares of Class A Common Stock and Class B Common Stock of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of NACCO Industries, Inc. to be held on May 8, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2 – 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)